UNITED STATES
`                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 FORM SB-2

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                           NEPTUNE INDUSTRIES, INC.
               (Exact name of registrant as specified in charter)

     Florida                          200                      65-0838060
-----------------------        ----------------------        ------------
(State or other jurisdiction (Primary Standard Classi-     (IRS Employer
  of incorporation)          fication Code Number)           I.D. Number)

                           21218 St. Andrews Boulevard
                                    Suite 645
                            Boca Raton, Florida 33433
                                 (561) 482-6408
         (Address and telephone number of principal executive offices)

                           21218 St. Andrews Boulevard
                                    Suite 645
                            Boca Raton, Florida 33433
                                 (561) 482-6408
                 (Address of principal place of business)

                           21218 St. Andrews Boulevard
                                    Suite 645
                            Boca Raton, Florida 33433
                                 (561) 482-6408
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                  Robert Hipple
                               409 Brevard Avenue
                                     Suite 7
                                 Cocoa, Florida
                                 (321-433-1136)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the effective date of this Registration
Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.                                                            [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                        [ ]

      If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.                            [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate   Amount of
   to be                to be        Price Per     Offering  Registration
Registered            Registered     Share (1)      Price          Fee
----------            ----------     -----------   ----------    ------------

Common stock (2)(3)    9,444,666     $0.30       $2,833,400      $ 86.99
Common stock (2)(4)    2,833,400     $0.50       $1,416,700      $ 43.49
Common stock (2)(5)    5,059,304     $0.50       $2,529,652      $ 77.66
                       ---------                 ----------      -------
Totals                17,337,370                 $6,779,752      $198.58

(1)  Offering price computed in accordance with Rule 457(c).
(2)  Shares of common stock offered by selling shareholders.
(3)  Shares of common stock issuable on conversion of debentures.
(4)  Shares of common stock issuable on exercise of warrants.
(5)  Shares of common stock issuable in payment of interest in kind.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the options or warrants as a result of any stock dividends, stock splits or similar transactions.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                  PROSPECTUS

                            NEPTUNE INDUSTRIES, INC.

                                 Common Stock

       By means of this prospectus, certain shareholders of Neptune Industries, Inc. ("Neptune") are offering to sell shares of Neptune's common stock, which shares may be issued upon the conversion of notes sold by Neptune, shares of common stock issuable upon the exercise of Neptune's warrants, and shares of common stock issued or to be issued as payment in kind for interest accruing on the convertible notes. The actual number of shares issuable upon the conversion of the notes or upon the exercise of the warrants may increase as the result of future sales of Neptune's common stock at prices below either the note conversion price or warrant exercise price, as the case may be. See "Description of Securities" for information concerning the terms of the notes and the warrants. The selling shareholders may be considered "underwriters" as that term is defined in the Securities Act of 1933.

The number of shares to be offered by the selling shareholders is summarized in the table below:

Description:	    Note       Warrant	      Interest
                 Conversions   Exercise       Paid in Kind       Total

Common stock      9,444,666   2,833,400        5,059,304      17,337,370

      By means of this prospectus, Neptune may also issue shares of its common stock to the holders of outstanding notes as payment of interest or principal. The actual number of shares which may be issued as payment of interest or principal will depend upon the amount Neptune elects to pay with shares of its Common stock and the future market price of Neptune's common stock.

      Neptune will not receive any proceeds from the sale of the common stock by the selling stockholders. Neptune will receive proceeds from any exercise of warrants. Neptune will pay for the expenses of this offering.

      The common stock of Neptune is traded on the OTC Bulletin Board under the symbol "NPDI". On December 13, 2007 the closing price of Neptune's common stock was $0.45.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


              The date of this prospectus is December 13 , 2007


                              Table of Contents


PROSPECTUS	1
PROSPECTUS SUMMARY	1
Company Overview.	1
The Offering	4
RISK FACTORS	4
Risks related to Neptune	4
Going Concern	7
Risks related to the offering	7
FORWARD LOOKING STATEMENTS	8
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
DILUTION	9
Comparative Share Data	9
SELLING SECURITY HOLDERS	11
PLAN OF DISTRIBUTION.	14
Payment of Interest With Shares of Common Stock	15
LEGAL PROCEEDINGS	16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMNT	21
DESCRIPTION OF SECURITIES	22
Common stock	22
Preferred stock	22
Debentures	22
Notes and Warrants Held by Private Investors	23
Transfer Agent	24
INTEREST OF NAMED EXPERTS AND COUNSEL	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	24
DESCRIPTION OF BUSINESS	24
MANAGEMENT'S DISCUSSION AND ANALYSIS	24
AND PLAN OF OPERATION	24
Business	24
Recent Accounting Pronouncements	31
Critical Accounting Policies	31
DESCRIPTION OF PROPERTY	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
EXECUTIVE COMPENSATION	34
Executive Compensation	34
FINANCIAL STATEMENTS	36
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	36
ON ACCCOUNTING AND FINANCIAL DISCLOSURE	36
AVAILABLE INFORMATION	37
Audited Financial Statements	F-1
Interim Financial Statements (unaudited).	G-1






                               PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our company and the offering. However, it is a summary and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements.
Company Overview.

Neptune Industries, Inc. is a public Florida corporation (OTC.BB-NPDI). The Company?s mission is to be a leading supplier of disruptive technology and sustainable products for the $265 billion seafood industry, through the development of a vertically integrated business model. Neptune Industries is bringing together companies under its leadership to pioneer technologies, eco-friendly production, food science research, nutritional advancements and more in the global seafood industry. Neptune?s business model of integration and consolidation is a unique strategy in the aquaculture and seafood industries, but which has been successfully employed in other agri-businesses.
By providing technology to an industry, quality products to end users, adding value, and creating an international distribution network, Neptune is a true example of diversity.

The Company?s mission involves the utilization of its publicly traded vehicle to conduct a roll-up of the highly fragmented aquaculture and seafood distribution industries in the United States. The acquisition of other seafood related businesses will allow the Company to expand, diversify, and integrate its technology in the most efficient capacity. The catalyst to the Company?s business model is leading-edge technologies which include the patent-pending Aqua-Sphere? and Aqua-Cell? seafood production (closed containment) system; the patent pending Ento-Protein? sustainable dietary protein ingredients, and numerous proprietary products and processes that will go to patent in the near future.

Since its incorporation in 1998, Neptune has funded the development of a diversity of R&D, production and bio-technology subsidiaries which continue to expand its reputation as an industry leader in quality seafood and product innovation. Through its subsidiaries, Neptune has focused its efforts on creating efficient technologies and exploiting an abundance of under-utilized water resources in Florida as well as the U.S. for production of low cost, high quality seafood. Neptune has challenged the seafood and aquaculture industries to produce sustainable, all-natural products that do not impact the environment. With sales of organic produce and foods rising by over 20% annually, the Company anticipates an enormous market for organic seafood and integrated hydroponic produce, once U.S. certification standards for seafood are approved. Neptune?s fish farming subsidiaries are poised to rapidly transition to organic production once the certification process is available.

Blue Heron Aqua Farms, LLC ? Neptune?s fish farming subsidiary.

Blue Heron operates a 48 acre fish farm in Florida City, FL that incorporates a state-of-the-art, eco-friendly environment which is unprecedented in the U.S. today. This eco-friendly system addresses the issues currently hindering many other farms, and has played a major role in the decision of many executive chefs to serve Everglades Striped Bass? as a sustainable seafood product. The farm?s Everglades Striped Bass? has become the industry benchmark, upon which all other hybrid striped bass are measured. In spite of a difficult economic downturn, the demand for the Company?s product has continued to grow. The market for all seafood, particularly fresh farm-raised product, has grown to tremendous proportions, warranting immediate and extensive expansion of production and diversification to other popular species. With only four acres of its site under production at this time, the Company has the capability of producing close to two million pounds of fish annually from this site alone once it is fully developed. Plans are underway for a Phase 1 expansion to double current production, as well as to incorporate aquaponics into the production plan to eliminate waste, and generate secondary crops of organic herbs and produce. The four acre North Farm site currently produces ?all-natural? hybrid striped bass, and anticipates a transition to organic once certification is available. As all other production parameters are in place, the only remaining change will involve the use of organic feed. The Company has been contacted by several large organic grocery chains to carry its product once certified. Blue Heron operates the fish farm under a management agreement with South Florida Aquaculture, Inc., which holds the lease on the 48 acre site owned by the South Florida Water Management District with a remaining term of eight years. The management agreement also has eleven years remaining. James M. Harvey, a Director of Neptune, is President and majority shareholder of South Florida Aquaculture, Inc.

The Company is poised to expand its facilities, diversify its production, and vertically integrate its operations. Blue Heron expects to produce close to two million pounds of hybrid striped bass, tilapia, Nile perch and other species; operate the only hybrid striped bass nursery in South Florida; and utilize its effluent wastewater to produce a diversity of hydroponic vegetables and herbs. The combination of Neptune?s commercial aquaculture expertise, management and technology, teamed with the expansive 48 acre fish farm facility, has created one of the premier commercial operations on the East Coast and perhaps the entire U.S.

In addition to the Florida City site, the Company has secured its first forty acre lake site and has initiated discussions for several other prime quarry lake sites in South Florida. Historically, management has focused its production and technology on developing these vast man-made impoundments which are abundant in South Florida and offer tremendous opportunity for development. Quarry sites will be developed utilizing Aqua-Sphere? System technology which was designed and engineered from years of practical experience in commercial production in South Florida quarries. Quarry lake development presents an ideal opportunity to establish multiple farm locations with minimal capital outlay for infrastructure and lease payments.

Aqua Biologics, Inc. A Technology Development and Utilization subsidiary

Aqua Biologics, Inc. (ABI), was established as a wholly owned subsidiary of Neptune to focus the Company?s efforts toward developing activities in the Bio-technology, Food Science, and Alternative Energy sectors. ABI?s mission is to be a global leader in innovative solution-based technologies, and the go-to Company, to provide such solutions to industry bottlenecks. ABI covets relationships with other technology companies to develop and modify their products for integration into the Seafood and Aquaculture industries. These products, as well as future developments, will also be aimed at helping the environment and providing sustainable solutions for seafood and nutritional products around the world.

The patent pending Aqua-Sphere? System is a floating, articulating, containment system which utilizes alternative energy to power many of its components. The system can be utilized as a stand-alone single tank
(an Aqua-Cell?) in a variety of sizes or several tanks can be interconnected into the Aqua-Sphere?. In an Aqua-Sphere? configuration, each Aqua-Cell? tank is connected to another via an underwater conveyance pipe. This allows the operator to move fish from tank to tank without removing them from the water, or handling. Therefore, an Aqua-Sphere? system actually becomes a self-contained nursery and grow-out area. An automated solar powered feeding system and a revolutionary waste collection system insure rapid growth without contamination of surrounding waters. Since each tank has solid sides, predators cannot get in, crops cannot escape, and in the event of contamination of surrounding waters, the crops can be protected.

The Aqua-Sphere? System incorporates numerous features which make it ideal for use throughout the world in tropical and coldwater applications, in fresh or salt water. Aqua-Sphere? technology is superior to conventional net pens and cages, and provides a safer, more reliable, cost-efficient alternative. The Company has received inquiries from around the world for distributorships and joint venture opportunities, following its press release and article in Fish Farming International newspaper in 2006. It is anticipated that this technology will have a major impact on world seafood production through its ability to operate in areas that are, to date, not feasible.

ABI is in the process of developing a revolutionary dietary nutritional product for animal, and in the future, human diets. The key to the rapid and successful expansion of global seafood production is through the sustainable commercial production of a high quality dietary protein. This would eliminate the industry?s dependence upon wild fishmeal as a dietary protein. ABI has a patent-pending on its Ento-Protein? process of producing and harvesting high-grade protein meal from insects for the replacement of fish meal in fish, livestock, and in the future, human diets. Through a cooperative research effort with Mississippi State University, ABI is in the process of selecting and testing various insect species for Ento-Protein?s? commercial production. MSU was the pioneer in insect rearing methodology over 30 years ago, and remains one of the few Entomology programs worldwide to specialize in insect rearing. Research efforts began in April, 2007 with the first of three R & D stages, which are anticipated to be completed by the end of 2007. The first two stages have been completed successfully and Stage 3 is now underway.

      Neptune Industries? main office address is 21218 St. Andrews Boulevard, Suite 645, Boca Raton, FL 33432. Its telephone number is 561-482-6408.

      Neptune's website address is www.NeptuneIndustries.net.


The Offering

      By means of this prospectus certain shareholders and note holders of Neptune are offering to sell shares of Neptune's common stock, which shares have been or may be issued upon the conversion of debentures sold by Neptune as well as shares of common stock issuable upon the exercise of warrants. The actual number of shares issuable upon the conversion of the debentures or upon the exercise of the warrants may increase as the result of future sales of Neptune's common stock at prices below either the debenture conversion price or warrant exercise price, as the case may be. See, "Description of Securities" for information concerning the terms of the debentures and the warrants. The selling shareholders may be considered "underwriters" as that term is defined in the Securities Act of 1933.

      By means of this prospectus Neptune may also issue shares of its common stock to the holders of the debentures as payment of interest.

      As of December 1, 2007, Neptune had 22,532,723 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued upon the conversion of the debentures held by the selling shareholders, as payment of interest on the debentures, upon the exercise of warrants or upon the exercise of other outstanding warrants or options. See "Comparative Share Data".

                                 RISK FACTORS
      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of Neptune. If any of the risks discussed below materialize, Neptune's common stock could decline in value or become worthless.
Risks related to Neptune

Since Neptune has limited operations, a history of losses and may never Be profitable, the shares offered by this prospectus may never have any value. Neptune has never earned a profit. As of September 30, 2007 Neptune's accumulated deficit was $(7,572,261). Neptune expects to incur additional losses for an indefinite period. As of the date of this prospectus, no assurance can be given that Neptune will ever earn a profit.

If Neptune is unable to raise additional capital, Neptune may be unable to continue operating. To raise additional capital Neptune will most likely sell shares of its common stock or securities convertible into common stock. The issuance of additional shares will have a dilutive impact on other stockholders and could have a negative effect on the market price of Neptune's common stock.

      By means of this prospectus a number of Neptune shareholders are offering to sell shares of Neptune's common stock. Neptune will not receive any proceeds from the sale of the shares offered by the selling shareholders.

THE COMPANY HAS LIMITED RESOURCES AND NO PRESENT SOURCE OF REVENUES

The Company has limited resources and has incurred operating losses to date. Neptune has incurred operating losses of $(7,572,261) through September 30, 2007. Moreover, there can be no assurance that Neptune will ever operate on a profitable basis.

THE COMPANY MAY NEED ADDITIONAL FINANCING IN ORDER TO EXECUTE ITS BUSINESS
PLAN

         	The Company has had no profits to date and will be entirely dependent upon its limited available financial resources. The Company cannot ascertain with any degree of certainty the capital requirements for the execution of its business plan. In the event that the Company's limited financial resources prove to be insufficient to implement the Company's business plan, the Company will be required to seek additional financing.

ADDITIONAL FINANCING MAY NOT BE AVAILABLE TO THE COMPANY IF NEEDED

There can be no assurance that additional financing, if needed, will be available on acceptable terms, or at all. To the extent that additional financing proves to be unavailable when needed, the Company would, in all likelihood, be compelled to abandon plans for expansion or acquisitions. The failure by the Company to secure additional financing, if needed, could also have a material adverse effect on the continued development or growth of the Company. The Company has no arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in the best interests of the Company.

THE COMPANY MAY NOT BE ABLE TO BORROW FUNDS IF NEEDED

There currently are no limitations on the Company's ability to borrow funds to increase the amount of capital available to the Company to undertake its business plan. Moreover, the limited resources of the Company and lack of operating profits will make it difficult to borrow funds. The amount and nature of any borrowings by the Company will depend on numerous considerations, including the Company's capital requirements, the Company's perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or sought, would be available on terms deemed to be commercially acceptable by and in the best interests of the Company. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject the Company to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest.

THE COMPANY DEPENDS UPON ITS EXECUTIVE OFFICERS AND DIRECTORS

 The ability of the Company to successfully effect its business plan will be dependent upon the efforts of its executive officers and directors, as well as its ability to attract additional directors and executive officers.

  Effective February 8, 2000, the Company entered into five-year employment Agreements (the Agreements) with two key members of management, Ernest Papadoyianis, President and CEO, and Xavier T. Cherch, Chief Operating Officer. These agreements have been renewed automatically for additional five year terms. The Agreements also state that the two key members of management are entitled to and automatically receive a cost of living adjustment calculated in proportion to the upward change in the consumer price index U.S. Average All Items (1967=100), published by the U.S. Department of Labor.

Pursuant to these employment agreements, the Company accrued a total of $426,872 through the quarter ended September 30, 2007. Cash compensation actually paid was $54,900 for the quarter ended September 30, 2007.

The Company contracted with CF Consulting LLC to provide Chief Financial Officer services beginning in February 2005 at a monthly fee of $2,000 for an initial six month period and thereafter at $2,500 per month. CF Consulting also received 100,000 (pre 1 for 6 reverse split) restricted shares of common stock for prior services due of $5,000. A new agreement was entered into with CF Consulting LLC effective September 30, 2006, under which CF Consulting provided CFO and General Counsel services to the Company in return for monthly compensation of $5,500 for six months commencing April 1, 2006, $6,000 for the next six months and $6,500 for the next six months of the 18 month term of the agreement. CF Consulting also received 250,000 shares of stock, valued at $15,000 based on the lack of tradability of the shares and other factors. A total of $85,500 has been accrued as due under the agreements with CF Consulting, LLC as of September 30, 2007. Our Chief Financial Officer, Robert Hipple, is also a managing director of CF Consulting.

The Company has not obtained any "key man" life insurance on the life of any officer.

THERE EXIST RISKS TO STOCKHOLDERS RELATING TO DILUTION: AUTHORIZATION OF ADDITIONAL SECURITIES AND REDUCTION OF PERCENTAGE SHARE OWNERSHIP

To the extent that additional shares of Common Stock are issued, the Company's stockholders would experience dilution of their respective ownership interests in the Company. Additionally, if the Company issues a substantial number of shares of Common Stock in connection with or following an acquisition, a change in control of the Company may occur which may affect, among other things, the Company's ability to utilize net operating loss carry forwards, if any. Furthermore, the issuance of a substantial number of shares of Common Stock may adversely affect prevailing market prices, if any, for the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

THE COMPANY EXPECTS TO PAY NO CASH DIVIDENDS

The Company does not expect to pay dividends in the foreseeable future.
The payment of dividends will be contingent upon the Company's revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Company's then Board of Directors. The Company presently intends to retain all earnings, if any, for use in the Company's business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

THE COMPANY IS AUTHORIZED TO ISSUE PREFERRED STOCK

 	The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock (the "Preferred Stock"), with such designations, powers, preferences, rights, qualifications, limitations and restrictions of such series as the Board of Directors, subject to the laws of the State of Florida, may determine from time to time. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. As of the date of this filing, the Company has no outstanding shares of Preferred Stock.

Going Concern

     In their audit report on the June 30, 2007 financial statements, Neptune's auditors expressed substantial doubt as to the Company's ability to continue as a going concern.

Other risk factors

      The directors of Neptune approve their own compensation since decisions regarding compensation to be paid to the officers and directors of Neptune are made by the directors by resolutions adopted by unanimous written consent or by majority vote. Neptune does not have any policy which limits the amount of compensation paid to its officers.

Risks related to the offering

Shares issuable upon the conversion of the notes held by the selling shareholders, the payment of interest or principal on the notes, upon the exercise of the warrants, or upon the exercise of other outstanding options and warrants, may substantially increase the number of shares available for sale in the public market and may depress the price of Neptune's stock.

      Neptune had outstanding convertible notes, options and warrants which as of November 25, 2007 allow the holders to acquire a substantial number of additional shares of its common stock. Until the options and warrants expire, or the convertible notes are paid, the holders will have an opportunity to profit from any increase in the market price of Neptune's common stock without assuming the risks of ownership. Holders of convertible notes, options and warrants may convert or exercise these securities at a time when Neptune could obtain additional capital on terms more favorable than those provided by the notes, options or warrants. The conversion of the notes or the exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of Neptune's common stock.

      Neptune has filed, or plans to file, registration statements with the Securities and Exchange Commission so that substantially all of the shares of common stock which are issuable upon the exercise of outstanding options and warrants, or upon the conversion of notes, may be sold in the public market. The sale of common stock issued or issuable upon the exercise or conversion of the securities described above, or the perception that such sales could occur, may adversely affect the market price of Neptune's common stock.

      The issuance or even the potential issuance of shares upon exercise of the options or warrants will have a dilutive impact on other stockholders and could have a negative effect on the market price of Neptune's common stock. Since the market price for Neptune's common stock is volatile, investors in this offering may not be able to sell any of Neptune's shares at a profit.

      The market price of Neptune's common stock, as well as the securities of other similar companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in Neptune's operating results, announcements of technological innovations or new products by Neptune or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed or produced by Neptune or other aqua-culture companies, and general market conditions may have a significant effect on the future market price of Neptune's common stock.

There is, at present, only a limited market for Neptune's common stock and there is no assurance that this market will continue. Trades of Neptune's common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for Neptune's common stock. As a result of the foregoing, investors may find it difficult to sell their shares.
                           FORWARD LOOKING STATEMENTS

      This prospectus contains various forward-looking statements that are Based on beliefs as well as assumptions made by and information currently available to Neptune. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to Identify forward-looking statements. These statements may include statements Regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.
                                USE OF PROCEEDS

      Neptune will not receive any proceeds from the sale of the shares by the selling shareholders. However, Neptune may receive proceeds from the exercise of warrants. Neptune expects to use substantially all the net proceeds for general and administrative expenses, research and expansion.

                          DETERMINATION OF OFFERING PRICE

   The offering price for the conversion of debentures to common stock and the exercise of warrants issued in connection with the debentures were set at $0.30 per share and $0.50 per share, respectively, at the time the debentures were issued, based upon the average trading price of Neptune?s common stock at the time of the offering. The offering price for any shares issued in payment of interest accruing on the debentures is set at the average closing bid price of the shares for the twenty trading days before the payment date of the quarterly interest payment.

DILUTION

        Neptune is a fully reporting company under Section 12(g) of the Securities and Exchange Act of 1934, and is current on its required filings with the SEC, through the quarter ended September 30, 2007.

Comparative Share Data
                                                         Number of     Note
                                                          Shares    Reference

   Common shares outstanding as of December 1, 2007:    22,532,723

   Shares to be sold in this Offering:
      Shares issued on conversion of debentures            973,333        A
      Shares issuable upon conversion of debentures      8,471,333        A
      Shares issuable upon exercise of warrants          2,833,400        A
      Shares issued as payment of interest on
         debentures                                      1,3342304        A
      Shares issuable as payment of interest on the
         debentures                                      3,725,000        A
                                                        -----------
Total                                                   17,337,370

Note: The shares already issued on conversion of debentures (973,333 shares) and the shares issued as payment of interest (1,247,704 shares) are included in the total shares outstanding as of December 1, 2007.

Other Shares Which May Be Issued:

      The following table lists additional shares of Neptune's common stock which may be issued as of November 25, 2007 as the result of the exercise of other outstanding options or warrants issued by Neptune:



                                                         Number of   Note
                                                          Shares   Reference
   Shares issuable upon exercise of warrants
      granted to Dawson James Securities, Inc.           2,893,866        B

   Shares issuable upon exercise of Non-Qualified
      Stock Options granted to officers, directors,
      employees and consultants.                         1,360,000        C

   Shares issuable upon exercise of warrants
      granted to Neptune's officers, directors,
      employees, financial consultants and private
      investors                                            107,388        D

   Shares issuable upon conversion of notes              1,075,715        E

   Shares issuable upon exercise of warrants issued to
      note holders                                         906,166        E

A. Commencing on May 10, 2006 and ending on May 15, 2007, Neptune sold convertible debentures, plus warrants, to private investors for $2,713,000. The debentures are due and payable two years from the date of issue. At the holder's option the debentures are convertible into shares of Neptune's common stock at a conversion price of $0.30. As of November 30, 2007, a total of 973,333 shares of common stock had already been issued in conversion of $ 292,000 in principal on the debentures, and an additional 8,751,333 in common stock is issuable if the full remaining principal balance of the debentures is converted into common stock.

      The warrants allow the holders to purchase up to 2,713,000 shares of Neptune's common stock at a price of $0.50 per share at any time prior to five years from the date the warrant was issued. In the event the closing price of Neptune's common stock is $1.25 for ten consecutive trading days, Neptune may then call the warrants for a warrant call price of $0.30 per share, unless the warrants are first exercised. The warrants also have a cashless exercise feature, under which a holder may elect to take common shares, without payment of the warrant price, based on the then fair market value of the warrants. This number of common shares which may be obtained on a cashless exercise is equal to the number of warrant shares multiplied by the current warrant value, all divided by the fair market value of the Neptune common shares. The fair market value of the common shares is equal to the prior ten day trading bid average price, and the value of the warrant is determined by subtracting the warrant exercise price of $0.50 from the fair market value of the Neptune common shares. For example, a warrant for 10,000 common shares could be exercised to obtain 6,000 common shares without payment of the warrant price if the fair market value of Neptune common stock is $1.25 for ten consecutive days. No valuation of the warrants for expense purposes or discount on the debenture bonds was calculated at the time the warrants were issued with the debentures because the warrant exercise price was substantially in excess of the current trading price of the shares, and the warrants were determined to have minimal or no independent present value.

      The actual number of shares issuable upon the conversion of the debentures or upon the exercise of the warrants may increase as the result of future sales of Neptune's common stock at prices below either the note conversion price or warrant exercise price, as the case may be.



      At Neptune's election, and under certain conditions, Neptune may use shares of its common stock to make interest payments on the debentures. The number of shares which may be used to pay interest accrued on the debentures is based upon the average closing bid price of the common shares for the twenty trading days prior to the payment date of the interest each quarter. As of November 30, 2007, Neptune had actually issued a total of 1,247,704 common shares in payment of interest accrued on the debentures through September 30, 2007 and prior quarters. The actual number of shares issuable as payment of interest or principal may increase if the price of Neptune's common stock is below the then applicable conversion price of the debentures. The number of shares included in the Table as shares issuable for payment of interest in kind is only an estimate of the number of shares which may be used for this purpose. The actual number of shares used for this purpose may be more or less than this number.

      The actual number of shares which will ultimately be issued upon the payment or conversion of the debentures and the exercise of the warrants (if any) will vary depending upon a number of factors, including the price at which Neptune sells any additional shares of its common stock prior to the date the notes are paid or converted or the date the warrants are exercised or expire. See "Description of Securities" for more detailed information concerning the notes and warrants.

B. Pursuant to the terms of a consulting agreement with Dawson James Securities, Inc., for its services in connection with the sale of debentures and warrants sold to the selling shareholders, Neptune issued to Dawson James warrants to purchase 1,808,666 shares of Neptune's common stock at a warrant exercise price of $0.30 and 1,085,200 shares of Neptune's common stock at a warrant exercise price of $0.50. The warrants expire on May 1, 2009. Dawson James subsequently transferred a portion of these warrants to seven employees of Dawson James.

C. Options are exercisable at a price of $0.3133 per share and expire ten years from the date of issue, on June 30, 2016. The options were granted under the Company?s Non-Qualified Stock Option Plan.

D. Warrants in this category were not granted pursuant to Neptune's Non-Qualified Stock Option Plan. The warrants are exercisable at a price of $0.30 per share and expire between January 2009 and April 2009.

E. During 2005 and 2006, Neptune sold convertible notes in the principal amount of $520,643 to six private investors. The notes bear interest at 10% per year and are due and payable on or before two years from the respective dates of the notes. Each note may, at the option of the holder, be converted at any time into shares of Neptune's common stock. The number of shares to be issued upon the conversion of any note is equal in number to the amount determined by dividing the principal amount to be converted by the Conversion Price. The Conversion Price was separately negotiated for each note and is either $0.30 or $0.50 per share. As of November 30, 2007 three notes in the principal amount of $206,250 had been converted into 745,473 shares of Neptune's common stock. If all remaining notes were converted, Neptune would be obligated to issue an additional 575,210 shares of common stock. The note holders also received warrants to collectively purchase 906,166 shares of Neptune's common stock at prices between $0.30 and $0.508 per share. The warrants expire at various dates between June 12, 2008 and October 1, 2009.

                          SELLING SECURITY HOLDERS

    The names and relevant share information for the Selling Shareholders are:



Shares Which
Shares Which
Shares Which
Shares Which
Shares Which
Total

Have Been
May be
May Be
Have Been
May Be
Shares

Issued on
Issued on
Acquired on
Issued in
Issued in
After
Debenture Holder:
Conversion of
Conversion of
Exercise of
Payment of
Payment of
Offering (4)

Debentures (1)
Debentures
Warrants (2)
Interest
Interest (3)

Joseph Amellio
106,667

32,000
12,881

151,547
Joseph Amellio
133,333

40,000
4,925

178,258
Joseph & Darrin Amellio
33,333

10,000
1,231

44,565
Carlos Arce
100,000

30,000
14,942

144,942
Carlo Arce
66,667

20,000
4,147

90,813
Anthony Athanas

500,000
150,000
40,818
219,950
910,769
Jose & Gloria Bejarano
66,667

20,000
4,471

91,137
Gary Blum

83,333
25,000
6,803
36,658
151,795
Allen Bradeen

50,000
15,000
4,593
21,995
91,588
Glenn & Lori Brown

166,667
50,000
50,648
73,317
340,632
 Chris Carter

103,333
31,000
17,097
45,456
196,887
Gabriel & Pilar Chaves
166,667

50,000
24,337

241,004
Gabriel & Pilar Chaves
33,333

10,000
2,073

45,407
John Christensen

333,333
100,000
101,297
146,634
681,264
Patricia Cohen
33,333

10,000
5,948

49,281
Mitchell Domin

100,000
30,000
8,164
43,990
182,154
Luis Elizondo

100,000
30,000
11,816
43,990
185,806
Frank J. Garafalo

166,667
50,000
13,606
73,317
303,590
German Gonzalez
33,333

10,000
2,073

45,407
Armen Hovnavian

1,666,667
500,000
136,061
733,168
3,035,896
Jose & Ivon Jarel

100,000
30,000
16,546
43,990
190,536
Brian John

166,667
50,000
13,606
73,317
303,590
Fred Kennedy
33,333

10,000
6,012

49,346
Kent Kingman

66,667
20,000
11,030
29,327
127,024
Kent Kingman

66,667
20,000
5,442
29,327
121,436
Charles F. Landahl

400,000
120,000
36,741
175,960
732,702
Larry O. & Dorothy I. Lee

333,333
100,000
39,386
146,634
619,353
Larry O. Lee

166,667
50,000
14,196
73,317
304,179
George MacLauchlan

50,000
15,000
4,082
21,995
91,077
Peter Matz

100,000
30,000
9,185
43,990
183,175
Brian & Susan McNamara

100,000
30,000
8,164
43,990
182,154
Oretun Company

666,667
200,000
54,424
293,267
1,214,358
Oldemar Pages
50,000

15,000
7,690

72,690
Oldemar Pages
16,667

5,000
1,166

22,833
Tom Pernice, Jr.

333,333
100,000
27,212
146,634
607,179
Lawrence A. Quilliam
33,333

10,000
6,660

49,993
Lawrence A. Quilliam
33,333

10,000
2,721

46,055
Geoffrey Read

583,333
175,000
47,621
256,609
1,062,563
Carlos & Doris Rossi
33,333

10,000
2,641

45,974
Sandor Capital Master Fund,
L.P.

833,333
250,000
253,242
366,584
1,703,160
Stepping Stones Partners

401,333
120,400
86,600
175,000
783,333
T2, Ltd

500,000
150,000
45,927
219,950
915,877
Windcrest Fund

333,333
100,000
166,078
146,634
746,045

973,333
8,471,333
2,833,400
1,334,304
3,725,000
17,337,370
(1)	As of November 25, 2007, a total of $292,000 in principal of the debentures has been converted
into 973,333 shares of common stock.
(2)	In the event the closing price of Neptune's common stock is $1.25 for ten consecutive trading
days, Neptune may then call the warrants for a warrant call price of $0.30 per share.  The warrants also
have a cashless exercise feature, under which a holder may elect to take common shares, without payment of
the warrant price, based on the then fair market value of the warrants.  This number of common shares which
may be obtained on a cashless exercise is equal to the number of warrant shares multiplied by the current
warrant value, all divided by the fair market value of the Neptune common shares. The fair market value of
the common shares is equal to the prior ten day trading bid average price, and the value of the warrant is
determined by subtracting the warrant exercise price of $0.50 from the fair market value of the
Neptune common shares.  For example, a warrant for 10,000 common shares could be exercised to obtain
6,000 common shares without payment of the warrant price if the fair market value of Neptune common
stock is $1.25 for ten consecutive days. The Table assumes full cash exercise.
(3)	At Neptune's election, and under the conditions described in the section of the prospectus
Captioned "Description of Securities", Neptune may use shares of its common stock to make interest
payments on the notes. The actual number of shares which may be issued as payment of interest
cannot be predicted at this time and will depend upon a variety of factors, including  the dates,
if any, any of the notes are converted, the principal amounts of notes which are converted and
Neptune's decision, or ability, to pay interest or principal with shares of its common stock.
(4)	Ownership after offering assumes full conversion of debentures, exercise of warrants and
payment of all estimated interest in common shares.


                             PLAN OF DISTRIBUTION.

      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by
          the broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of
          the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in the securities of Neptune or derivatives of its securities and may sell or deliver shares in connection with these trades.

      The selling stockholders may sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after Neptune has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after Neptune has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      Neptune is required to pay all fees and expenses incident to the registration of the shares of common stock. Neptune has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders have advised Neptune that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If Neptune is notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, Neptune will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
Payment of Interest With Shares of Common Stock

      By means of this prospectus Neptune may also issue shares of its common stock to the holders of the notes as payment of interest and principal. See "Description of Securities - Debentures" for more information concerning the conditions involving the issuance of these shares.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Neptune has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Neptune has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Neptune has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.
                           LEGAL PROCEEDINGS

   Neptune is not involved in any pending or threatened legal proceedings.

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Management During Fiscal Year Ended June 30, 2007:

Names                        Title or Position                         Ages

Ernest D. Papadoyianis    President, CEO and Chairman                   48
X.T. ?Sal? Cherch         COO/ Secretary/Treasurer and Director         73
Robert Hipple             Chief Financial Officer and General Counsel   62

ERNEST D. PAPADOYIANIS, CEO, PRESIDENT and CHAIRMAN

         Mr.   Papadoyianis,   age  48,  has   been   an  active  figure in
seafood/aquaculture for over twenty-two years. He has successfully implemented his production strategies in a diversity of aquaculture businesses throughout the world. He is the founder of Exotic Reef Technologies, Inc., and Marcon Development Corporation, and co-founder
of  Taurus  Investments,   Ltd.  And Aquaculture Specialties,  Inc. Mr.
Papadoyianis was a former Director in S.M.A.R.T., Inc. and The Watermark Corporation. He is also a member of the Board of Directors of the Striped Bass Growers Association, where he represents that sector of the industry.

       He has formulated business plans and management strategies for a number of prior and on-going businesses. His reputation as a top producer of quality products is well substantiated in both the aquaculture and seafood industries. He has appeared in, and has been interviewed for, numerous industry publications including Fish Farming News, Fish Farming International and the South Florida Business Journal. In May, 2005, he appeared on the CNBC World Business Review with General Alexander Haig to discuss environmentally friendly aquaculture technology.

         Over the last 15 years, Mr. Papadoyianis has engaged in the Development and capitalization of emerging businesses. He had structured management teams and directed activities for new product development, design and engineering of new technology applications, website and CD marketing and promotional development, and international sales.

         Mr. Papadoyianis has a Masters Degree in Biology from Northeastern University. During this time, he was an integral part of a U.S. Government funded research team which involved the New England Aquarium, and explored the affects of drilling muds on benthic marine life. Shortly after the completion of this study, he was invited to join a U.S. Government funded research team from Harvard University. The team was formed to conduct an oceanographic and ecological impact study on a U.S. Nuclear Defense testing island in the South Pacific.

         Mr. Papadoyianis has served as a production supervisor for a number Of aquaculture businesses including S.P. Engineering, Quality Pet Supply, O?Beirne Wholesale, and Aqualife Research Corporation. In this capacity, he has initiated hatchery protocol for the breeding, production and sale of over 60 species of freshwater and marine fish and shrimp. Included in these are certain food species including rainbow trout, coho salmon, tilapia, freshwater prawns, and bluegills. He also developed his own hatchery business in 1987 under Quality Pet Supply, where he supplied the bio-assay market with marine fish and shrimp for environmental testing.

         Throughout his career, Mr. Papadoyianis has succeeded in overcoming production problems at a diversity of aquaculture operations. His experience and technological know-how has led to production increases of 100 to 400% at all of his engagements, where dramatic improvements were realized in survival, growth, coloration, and elimination of disease. His experience with many fish and shrimp species has allowed him to become a pioneer in the culture of a number of new species on the commercial level as well. At the executive level, Mr. Papadoyianis has developed and written fish farming protocols for the commercial production of marine tropical fish and livestock.

         Mr. Papadoyianis has consulted on a variety of existing and Potential farming businesses throughout the Caribbean, North America, and Europe.

XAVIER T. SAL CHERCH, CHIEF OPERATING OFFICER

         Mr. Cherch, age 73, has over 50 years of business experience in developing, initiating, and operating companies in a broad range of industries. Over the last eight years, he has devoted himself exclusively to the aquaculture industry. He is the co-founder of Taurus Investments, Ltd. and Aquaculture Specialties, Inc. He has served in an executive capacity for a number of privately held and public companies including Ford Motor Company.

       Mr. Cherch is the President and founder of Landa Financial Group, Inc. This investment and holding company has interests in the electronic security and access control industry including Low Voltage Systems, Inc., Holiday Springs Alarms, and Security Consultants. He is the founder of Quest International, Inc. and Meter Maid, Inc., and is the former owner of Corporate Consultants, Inc.

         Mr. Cherch has been responsible for the formation and funding of several private companies, which he brought to the public as IPOs. He founded and was CEO of National Early Warning Systems, Inc. (N.E.W.S.), OTC, National Electronics and Design, Inc., OTC, and served as an executive officer of Lancer Industries, Inc., AMEX. Mr. Cherch was instrumental in the design and patenting of several products for Lancer Industries and its subsidiary Universal Fiberglass Industries, Inc. These products were the basis upon which both companies built manufacturing and distribution networks in the United States and Europe. In addition, Mr. Cherch owns or has patents pending on several other products.

         Mr. Cherch attended Seton Hall University and Montclair State Teachers College.

ROBERT HIPPLE, CHIEF FINANCIAL OFFICER

         Robert Hipple, age 62, is an attorney, law professor and senior executive with 35 years experience as president and chief executive officer, chief financial officer and general counsel, as well as a director, for several public (NYSE, AMEX and NASDAQ) companies. He also has extensive experience with public mergers, acquisitions and capital raising, along with personal relations with investment banks, broker/dealers, and market makers, and has taught both taxation and/or federal securities law at Georgetown University Law School, Emory University Law School, the University of San Diego School of Law and Florida A&M University College of Law. Mr. Hipple also has been President of iTrustFinancial, Inc., a Florida based business consulting company since June 2003, has been a Visiting Professor of Law at Florida A&M University College of Law, was President and CEO of International Trust & Financial Systems, Inc., a publicly traded financial services company in 2002 and 2003 and was Senior Vice President and General Counsel of Enesco, Inc., then a New York Stock Exchange listed company from August 1999 to April 2001.

         Mr. Hipple received a B.A. degree in Economics and Finance from Wesleyan University, a J.D. and LLM degrees from Georgetown University Law Center, and completed the MBA program in finance at Emory University School of Business.

         Mr. Hipple serves as Chief Financial Officer pursuant to a consulting agreement with CF Consulting, LLC, of which he also serves as Managing Director, but he is not an elected officer or director of the Company.

DIRECTORS DURING FISCAL YEAR ENDED JUNE 30, 2007.

       In addition to Mr. Papadoyianis and Mr. Cherch, our directors during the fiscal year ended June 30, 2007 and currently are:

WILLIAM H. RYAN, DIRECTOR

	Mr. Ryan, age 49, is the Chief Executive Officer of Ryan Golf and Bryant Midwest and President of Ryan Incorporated Southern and Ryan Sales and Service, which are family owned and operated businesses that specializes in residential, commercial and industrial site development and construction work, golf course construction and quarry operations. The Ryan companies are generally ranked in the top 100 U.S. specialty contractors. Mr. Ryan has BS degree from Boston College and an MBA from the University of Miami. He has also been Chairman of the Florida Chapter of the Young Presidents Organization and is a member of the Chief Executives Organization and a certified General Contractor in the State of Florida. Mr. Ryan?s Company, Bridgeview Estates Development Company, was a joint venture partner with Neptune Industries under Aquaculture Specialties, Inc.(Aquaculture Specialties, Inc. recently completed a name change to Aqua Biologics, Inc.), for almost 3 years from 1998 to 2001. The joint venture designed and operated a 32 pen floating quarry lake farm where the company successfully raised hybrid striped bass, koi, tilapia, and channel catfish.

DON C. TEWKSBURY, DIRECTOR

      Mr. Tewksbury, age 57, is the founder and President of New England Pet Centers whose subsidiaries are Debby?s Petland, a twelve store chain of full line pet stores, and Quality Pet Supply. Quality Pet Supply is a full-line pet and pet supply distributor representing over 100 manufacturers of pet supplies and a complete freshwater and saltwater fish, small animal, bird, and reptile holding and distribution center. In the winter of 1994, Mr. Tewksbury opened The Pet Club, a 36,000 square foot super store/cash and carry wholesale pet center in Massachusetts which focuses on tropical fish and supplies. This wholesale and Retail enterprise is one of the largest in the Northeast in both size and sales volume.

       Mr. Tewksbury is a national pet industry leader and has represented the retail industry on the Board of Directors of the Pet Industry Joint Advisory Council (PIJAC) which is a federation of leading pet industry retailers, distributors, livestock breeders and importers, manufacturers and associations. He is the state coordinator of PIJAC for Massachusetts and New Hampshire. In 1975, he was selected as the industry representative to participate in drafting the original pet store licensing legislation and represents the Massachusetts pet industry today on a task force updating current pet store regulations.

JAMES M. HARVEY, DIRECTOR

      Mr. Harvey, age 62, is the Chairman and CEO of South Florida
Aquaculture
Inc. where he has been an active figure in the State of Florida aquaculture and water resource policy. Mr. Harvey is a consultant for Florida Government Strategies, a consulting practice centered on natural resource management, energy land use, and water supply planning in South Florida. Clients include numerous groups interested in environmental water needs of Everglades and Florida Bay, as well as an important Indian tribe, educational and health care clients. Throughout his career in South Florida, Mr. Harvey has lobbied hundreds of bills through the Florida Legislature.

     Prior to joining Florida Government Strategies in 1992, Mr. Harvey was the
Planning Department Director for the South Florida Water Management District, where he was responsible for the development of local government programs to solve joint water management and land use problems through cooperative partnerships. He designed and implemented an interdisciplinary planning department to better plan for South Florida?s water future and worked closely with the District Governing Board as a senior manager. He was responsible for the daily operations of the plans to improve Biscayne Bay, Indian River Lagoon, and Lake Okeechobee. Mr. Harvey served as Executive Director in 1999 and assisted Governor Jeb Bush implement the Everglades Restoration Program and directed the Agency?s 1800 employees and 900 million dollar budget.

     From 1983 to 1985, Mr. Harvey served as Deputy Executive Director for the
Southwest Florida Water Management District where he directed planning, administration, and management of all facets of the District?s planning, financial budgetary, public information, land acquisition, and field operations. He managed a 16 county, 300 employee agency requiring a $30 million annual budget.

     Mr. Harvey is, and has been, an advisor to or officer of, numerous government and environmental organizations including: Chairman, Vice Chairman and Secretary of the Florida Conservation Association; Advisor to the Governors
Commission for a Sustainable South Florida; Member of the Planning and Resource Management Committee for the Florida Keys; Member of the Save the Manatee Committee; and the Florida Aquaculture Review Council, and The Habitat Advisory Council of the US Department of Commerce South Atlantic Fishery Management Council. Mr. Harvey has a B.A. in Political Science from Delta State University, and an M.S. in Urban Planning form Florida State University.

ADDITIONAL DIRECTORS

  Since the end of the June 30, 2007 fiscal year, Neptune has added two additional directors. At a Special Meeting of the Board of Directors of the Company held on October 3, 2007, the Company increased the size of its Board of Directors from five to seven. On October 10, 2007, Mr. Eric Yager was extended an offer to join the Board to fill one of the newly created vacancies, and accepted the invitation on that date. A second invitation was extended to Mr. Frank J. Garofalo, who also accepted the invitation.

  Mr. Jager is Executive Vice President of Bartlett and Company, Kansas City, Missouri, Mr. Jager has managed investment portfolios for Bartlett and Company since 1983 in his capacity as President of Windcrest Investment Management, a Division of Bartlett & Company. Prior to 1983, Mr. Jager was the Senior Vice President, Investment Analyst and Director of Research at Eppler, Guerin & Turner in Dallas, Texas. As a member of the Executive Committee, he was involved in top management of the regional investment banking firm in Dallas as well as Director of the Company's overall investment functions.

Mr. Jager is a director of the Nygaard Corporation and Scout Mutual Funds, which include the Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Tax-Free Money Market Fund and World Wide Fund. He is a graduate of Harvard University in Cambridge, Massachusetts and received his MBA degree from Southern Methodist University in Dallas, Texas.

  Frank J. Garofalo is the founder and Managing Partner of Garofalo & Associates, LLC, a management consulting and financial advisory firm working on "special assignment" primarily for electronics, software and technology companies ranging from $10 million to over $10 billion in size. Prior to establishing his own firm, Mr. Garofalo was a Managing Director in Corporate Finance at PaineWebber (now UBS) focused on technology investment banking. His career in professional services spans 30 years and over that time his assignments have included dozens of business development, corporate development and corporate finance projects including establishing strategic alliances with equity positions, private placements of equity financing, mergers, acquisitions and divestitures.

Mr. Garofalo is an expert in strategic, competitive, and market analysis with an emphasis on positioning for maximum equity valuation. Mr. Garofalo earned a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology, a Master of Science degree in Electrical Engineering from the University of Michigan, and a Master of Business Administration from Harvard University.

Mr. Garofalo has served on a number of boards and currently is a Director of J.M. Lafferty Associates, Inc. in Chicago, a stock and portfolio research firm; and is a Director of Dynagraf, Inc. one of the top graphics communications companies in New England.

Board Committees

We do not currently maintain committees of the Board of Directors, including an independent audit committee of the Board of Directors. We also have not currently identified a financial expert on the Board of Directors.

Code of Ethics

The Company has not yet adopted a Code of Ethics but anticipates doing so following the election of the new Board of Directors at the Annual Meeting of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMNT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November 25,2007, based on information available to us, by (i) each person who is known by us to own more than 5% of the outstanding Common Stock based upon reports filed by such persons with the Securities and Exchange Commission; (ii) each of our Company?s directors;
(iii) each of the Named Executive Officers; and (iv) all officers and directors of our Company as a group.

Name                                    Shares of         Percentage<F1>
                                     Common Stock
                                   -----------------     ----------------
Ernest D. Papadoyianis (O,D)<F2>       5,939,060               27.79%
Xavier T. Cherch (O,D)<F2>             5,914,377               27.67%
Robert Hipple <F2><F3>                     2,179                   -
Gregory A. Lewbart (D)<F2><F4>            12,500                 .06%
Don C. Tewksbury (D)<F2>                  12,500                 .06%
James Harvey (D)<F2>                      12,500                 .06%
William Ryan (D)<F2>                           -                   -
Eric Yager (D)<F2>                             -                   -
Frank Garafalo (D)<F2>                         -                   -
                                    ---------------       ----------------
All officers and directors,
 as a group                           11,893,116               55.64%
<F1>  Based upon 21,372,865 shares outstanding at November 30, 2007.
<F2>  the addresses for all officers and directors is care of the Company at
      21218 St. Andrews Blvd., Suite 645, Boca Raton, FL 33433.
<F3>  Mr. Hipple serves as contract CFO and General Counsel of the Company, but is not an elected officer or a director of the Company. He serves under a Consulting Agreement between the Company and CF Consulting, LLC, which he also serves as Managing Director, but is not a member. Mr. Hipple owns 2,179 common shares of the Company directly. Mr. Hipple?s wife owns 16,834 Common shares purchased in the open market, CF Consulting, LLC owns 447,958 shares and iTrustFinancial, Inc. owns 16,667 shares, as to all of which Mr. Hipple disclaims beneficial interest. Mr. Hipple?s wife is the owner of all of the outstanding shares of iTrustFinancial, Inc. and is the majority (99 percent) member of CF Consulting, LLC.
<F4>  Mr. Lewbart resigned as a director of the Company for personal reasons in May, 2007, but remains a member of the Company?s Advisory Panel

                        DESCRIPTION OF SECURITIES
Common stock

      Neptune is authorized to issue 100,000,000 shares of common stock. As of November 25, 2007 Neptune had 21,372,865 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of the assets of Neptune after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

      Holders of common stock do not have preemptive rights to subscribe to additional shares of common stock. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.
Preferred stock

     Neptune is authorized to issue 5,000,000 shares of pre3ferred stock, with designations and classes as determined by the Board of Directors. As of the date of this Prospectus, no preferred shares are issued and outstanding.

Debentures

On April 18, 2006, the Company engaged Dawson James Securities, Inc. of Boca Raton, Florida, to assist in the private placement of up to 2,000 units, made up of a convertible debenture and a common stock warrant, for a total of $2 million. Dawson James Securities received a fee equal to ten percent of the amount raised in the offering and an unaccountable expense allowance of three percent of the amount raised. In addition, Dawson James received warrants to acquire common shares on each closing of the sale of the Units in the offering equal to twenty percent (20%) of the Units sold in the Offering. These warrants are exercisable at any time during the five (5) years from the date of the closing at an exercise price equal to $.50 per share for the warrants based on the original sale of unit, and $.30 per share for the warrants based on conversion of the Debentures to common stock.

Each of the Units offered (individually a Unit, and collectively the Units) consists of (i) a $1,000.00 Convertible Debenture (the Debenture) with a 24% coupon, payable in kind with common stock, and (ii) one thousand redeemable common stock purchase warrants ("Warrant"). Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $0.50 per share over a term of five years from the initial closing date of the Offering. The Warrants are redeemable by the Company upon 30 days written notice at a purchase price of $0.01 per Warrant, subject to our common stock having a closing bid price of at least $1.25 per share for a period of ten
(10) consecutive trading days. The term of each Debenture is for 24 months from the date of issue. During the term, holders of the Debenture may convert their note to common stock at a price of $0.30 per share. The 24% PIK (Paid in Kind) Coupon is to be paid out on a quarterly basis in cash or stock, at the Company?s election. If the Company elects to pay in common stock, the market price valuation will be established by the average closing bid price of the common stock for the last twenty (20) trading days of the calendar quarter for which the interest due is being paid in common stock (the Average Closing Price). The right of the Company to make any interest payment in shares of common stock on a particular date is subject to the satisfaction (or waiver by the Holder) of the following additional conditions on such date: (1) there is then an effective registration statement covering the common shares to be issued on such date, for which no stop order is in effect; (2) no defined event of default exists on such date; (3) the Average Closing Price is equal to or greater than $.15 per share (as appropriately adjusted for any stock split, stock dividend or other similar corporate action); and (4) the Company has sufficient authorized but un-issued shares of common stock to provide for the issuance of the interest shares to the holders of the debentures.

      Neptune has filed a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission in order that the shares of common stock issuable upon the conversion of the notes or the exercise of the warrants may be resold in the public market.

      The registration statement, of which this Prospectus is a part, seeks to register common shares issuable on conversion of the debentures, common shares issuable on exercise of the warrants, and common shares issued as payment in kind of interest.

      If the registration statement, of which this prospectus is a part, ceases to be effective for any reason or the registration statement is unavailable to the note holders and the lapse or unavailability continues for a period of ten or more consecutive trading days, or fifteen trading days which need not be consecutive, in any twelve month period, then in addition to any other rights the note holders may have, Neptune will pay to each note holder an amount equal to 1.5% of the outstanding principal of the notes for each month that the registration statement cannot be used, unless the common shares may otherwise be traded freely under Rule 144..

     A total of $2,713,000 was received as a result of this offering, resulting in net proceeds to the Company of $2,360,310, after placement fees of $271,300 and expenses allowances of 81,390, which was paid to Dawson James Securities.

Notes and Warrants Held by Private Investors

      See "Comparative Share Data" for information concerning the terms of Notes and warrants held by private investors.
Transfer Agent

      Interwest Transfer Company, Inc.
      1981 East Murray/Holladay Road, Suite 100
      Salt Lake City, UT 84117

                   INTEREST OF NAMED EXPERTS AND COUNSEL

a.	Experts.  No experts, including the Company?s independent auditors, have
been hired on a contingent basis, and will not receive a direct or indirect interest in the Company, and was not a promoter, underwriter, voting trustee, director, officer or employee of the Company.

b.	Counsel.  Robert Hipple, who has participated in the preparation of the registration statement of which this Prospectus is a part, was not hired on a contingent basis, will not receive a direct or indirect interest in the Company, and is not a promoter, underwriter, voting trustee, director, officer or employee of the Company. Mr. Hipple serves the Company in the function of Chief Financial Officer as a designate of CF Consulting, LLC, pursuant to a consulting agreement between the Company and CF Consulting, LLC.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

    The current By-Laws and other governing documents of Neptune do not contain an indemnification of the officers and directors of the Company against misconduct or negligence; however, the Company does maintain directors? and officers? insurance coverage.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the ?Act?) may be permitted to directors, officers and controlling persons of a small business issuer, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              DESCRIPTION OF BUSINESS
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

Business

We were incorporated in the State of Florida on May 8, 1998. We operate on a June 30 fiscal year. Our common shares are traded on the Pink Sheets and on the OTC Bulletin Board under the symbol NPDI. Since our inception, we have been engaged in aquaculture (fish farming) through our subsidiary, Blue Heron Aqua Farms, LLC, in Florida City, Florida and in the development of new technologies for aquaculture and related marine uses. On June 9, 2005, we merged with Move Films, Inc., a Texas corporation, with the Company as the surviving entity. As a result of that merger, we succeeded to the filing and reporting obligations of Move Films, Inc. under Section 12(g) of the Securities Exchange Act of 1934.

Our mission is to be a leading supplier of sustainable seafood products through the development of a vertically integrated production and distribution enterprise, encompassing fish farms, processing facilities, wholesale distribution, and value-added product lines. The catalyst to our business model is the patent-pending Aqua-Sphere technology which provides a highly efficient, environmentally friendly solution to current seafood production requirements, while opening up new areas of the world to commercial farming. The Company has already received interest from around the world to license, purchase, and distribute the technology. Licensing, sales and joint venture activities will further expedite and enhance our business model. The final strategic phase of our mission involves the utilization of our publicly traded vehicle to conduct a roll-up of the highly fragmented aquaculture and distribution industries. The acquisition of other seafood related businesses should allow us to expand, diversify, and integrate our technology in the most efficient manner.

The founders of the Company, Messrs. Ernest D. Papadoyianis and Xavier T.
(Sal) Cherch began designing and testing what today is known as the Aqua-Sphere System over 9 years ago. The Aqua-Sphere System is designed to address and resolve the concerns of environmentalists. Today, through a contractual arrangement, Neptune itself has spent over 7 years and more than three million dollars in completing the development of the Aqua-Sphere System, perfecting production methods, performing market analyses, acquiring lease sites, and creating a cornerstone production facility through our subsidiary, Blue Heron Aqua Farms, LLC (Blue Heron) Blue Heron operates a forty-eight acre fish farm in Florida City, Florida that incorporates a one-of-a-kind flow-through environment which is virtually extinct in the U.S.
today. In October, 2004, the Company completed a state of the art nursery expansion in order to increase production capacity of its sashimi quality hybrid striped bass (branded as Everglades Striped Bass)by over 25%. The market for all seafood, particularly fresh farm-raised product, has grown to tremendous proportions, warranting immediate and extensive expansion of production and diversification to other popular species. With only four acres of the 48 acre site under production at this time, the Company has the capability of producing close to two million pounds of fish per year from this site alone when the site is fully developed.

Management focused its efforts on further research and development of the various components of the Aqua-Sphere system technology, while fine tuning production methods for use in quarry lake aqua-farms. Among the many technological developments tested during this period was a solar powered programmable, automated, feeding system which allows controlled amounts of feed to be fed at specific times of the day. This insures a more rapid growth rate, with less waste. Through the development and operation of three previous pilot farms, Neptune improved its technology, and production techniques to effectuate the efficient and economical production of seafood in large, open bodies of water. The applications now extend to an open worldwide market. In addition, we successfully raised and marketed three commercially viable species (hybrid striped bass, redfish and tilapia). Our farms purchase fingerling fish, raise the product to market size(1.25 to 2+ pounds), and then harvest and distribute it to wholesalers, processors, market chains, etc. throughout the U.S., Canada, and the Caribbean. Management believes that our unique, low-cost production strategy, technology, and existing distribution through independent wholesalers and distributors allow us to bring our products to market faster and cheaper than the competition.

DEVELOPMENT STRATEGY

With a strong distribution network for our fresh farm raised seafood products throughout the United States, Canada and the Caribbean, we are now focused on a three phase expansion program at our Florida City site in order to meet market demand. In addition, we have moved into the final stages of preparation for the commercial production of the Aqua-Sphere System with the establishment of the test facility at a quarry lake in Florida City, Florida by Aqua Biologics.

We also plan to integrate our operations by locating and attempting to acquire our own distribution network, as well as processing capabilities and nursery operations to raise and control our own fingerling production.

Farming Operations

We are poised to expand our facilities, diversify our production, and vertically integrate our operations. We are planning to increase capacity to produce over two million pounds of hybrid striped bass and other species; operate the only hybrid striped bass nursery in South Florida; and then utilize our effluent wastewater to produce a diversity of hydroponic vegetables and herbs. The combination of our commercial aquaculture expertise, management and technology, teamed with the expansive forty eight acre fish farm facility, have created one of the premier commercial aquaculture operations on the East Coast and perhaps the U.S.

In addition to the Florida City site, we have identified and have had preliminary discussions for lease options on a number of prime quarry lake sites in South Florida. Historically, management has focused its production and technology on developing these vast man-made impoundments which are abundant in South Florida and offer tremendous opportunity for development. Quarry sites will be developed utilizing the Aqua-Sphere System technology which was designed and engineered from years of practical experience in commercial production in South Florida quarries. Quarry lake development presents an ideal opportunity to establish multiple farm locations with minimal capital outlay.

Technology

The Aqua-Sphere System incorporates many features which make it suitable for all parts of the world. The Company continues to be deluged with inquiries. The Aqua-Sphere System is a floating, articulating, patent pending containment system which utilizes alternative energy to power many of its components. The system can be utilized as a stand-alone single tank (an Aqua-
Cell) in a variety of sizes or several Aqua-Cells can be interconnected into pods to create the Aqua-Sphere. In a pod configuration, each Aqua-Cell is connected to another via an underwater conveyance pipe. This allows the operator to move fish from Aqua-Cell to Aqua-Cell without removing them from the water, or handling. Therefore, an Aqua-Sphere system actually becomes a self-contained nursery and grow-out area. An automated solar powered feeding system and a revolutionary waste collection system insure rapid growth without contamination of surrounding waters. Since each Aqua-Cell has solid sides, predators cannot get in, crops cannot escape, and in the event of contamination of surrounding waters, the crops can be isolated and protected.

We have already entered into an arrangement with The Redland Company, Inc. of Homestead, Florida to utilize a 38 acre quarry lake site for testing of the Aqua-Sphere prototype. This site is close to our current operations and provides an ideal environment for these final tests. In addition to testing our own technology, we will also be selecting and testing several other products which will be used in conjunction with it. Site operations are fully underway with the new prototype tank delivered, assembled and launched. Tests of the prototype are well underway, as are the related production of methane from fish waste and production of herbs and vegetables with the fish waste by-products.

On September 27, 2006, the Company filed a Provisional Process Patent on the Production and Processing of Select Insects into Protein Meal for Fish and Animal Diets. This patent and research was born out of the tremendous need for replacement of fish meal in fish and other livestock diets worldwide. Fish meal has gone up in price considerably over the last year and the wild species targeted for fish meal production are growing scarcer over time. In January, 2007, CEO, Ernest Papadoyianis, and COO, Sal Cherch, were invited to Mississippi State University to meet with members of its Entomology Department to discuss research activities for the Company. Mississippi State is a world leader in insect rearing methodology and has been instrumental in developing facilities, diets, and rearing methods for facilities worldwide. The Company completed the first phase of its research with very promising results. The initial nutritional profiles of the selected insect species closely matched those of fishmeal, with certain elements exceeding those of fishmeal. The second phase of research with actual feeding trials of the experimental Ento-Protein? diet on hybrid striped bass in order to assess acceptability, and flesh flavor, has been completed successfully. The third phase of testing, now underway, will measure growth rates as well as flavor of the resulting harvested fish.

Our future development plans expand far beyond our South Florida production base. Management has identified several acquisition candidates that would allow immediate production benefit and a diversification of our product line. The Company also intends to diversify its operations to include marine products such as baitfish for the multi-million dollar sport fishing market; integrated hydroponic production of herbs and vegetables; wholesale distribution and live delivery (hybrid striped bass and tilapia) to the Asian and Latin markets; value added products; and franchise/joint venturing of our Aqua-Sphere? technology. Whether land or lake based operations, the Company?s strategic South Florida location with its twelve month growing season, tremendous local market, and a select niche market for live products, provides a significant advantage over competitors. A focus on products limited in the wild, or by seasonality, further increases market value and demand.

The Company also has identified and has begun acquisition discussions with a number of acquisition candidates which will allow the Company to expand its business plan to develop an operating model which utilizes waste and by-products from one operation as fuel or feed for other parts of the business model, with the goal of minimizing or eliminating all adverse environmental impacts from the Company?s operations. These targets include hatchery operations, processing and distribution operations, larger aqua-farms, and operations in other natural and organic food products. The goal of the Company is to grow to become a manufacturer and distributor of organic and natural seafood and other food and nutritional products using processes that eliminate or at least minimize any adverse effect on the environment by controlling waste and discharge from its operations.






TWELVE MONTHS ENDED JUNE 30, 2007 COMPARED TO THE TWELVE MONTHS ENDED JUNE 30, 2006.

REVENUE

Revenue for the 12 months ended June 30, 2007 was $851,141, compared to $527,155 for the 12 months ended June 30, 2006. Revenue decreased in 2006 due to the impact of two Category 1 hurricanes which struck in September and October of 2005 at the Blue Heron Farm.

COST OF SALES

     Cost of sales was $1,025,089 for the year ended June 30, 2007, as compared to $788,765 for the twelve months ended June 30,2006. Cost of sales increased primarily due to increases in gross sales.

Inventory Fluctuations

The Company?s hybrid striped bass is produced under the continuous culture rather than the batch culture production method. Continuous culture ensures that product becomes ready for market each week, as opposed to an entire crop being harvested at a single point in time. Accordingly, certain tanks are emptied monthly, and subsequently re-stocked with fingerlings (small, juvenile fish). Due to the very small size of the fingerlings (60 to 300 fish to the pound), tanks can be stocked with a significantly larger number of fish than can be grown to maturity in a similar sized tank. As the juvenile fish grow, they are dispersed to multiple tanks to grow to market size. Therefore, at certain times during the year, the inventory varies significantly depending upon the ratio of fingerlings to mature fish in stock. We carry over seven months of inventory due to the seven to ten month growth period for the fish stock and our practice of introducing new fingerlings to the production base at regular intervals, so that we are able to produce mature fish for sale every week. This results in an average inventory age of about six months.

Inventory Adjustment

Inventory is stated at the lower of cost (first-in, first-out method) or market. The inventory consists of raw materials, such as salt, oxygen and feed, and work in process, represented by the pounds of fish growing in the separate tanks and raceways on the farm property.

During all prior periods ending June 30, 2007, the Company measured its inventories and cost of sales based upon a pre-determined average cost per pound applied to the total pounds of fish at the end of each accounting period. The Company then added in certain additional costs for raw materials and overhead to arrive at the ending inventory figures and to determine cost of sales. Management is now of the opinion that this method has overstated inventory and costs of sales substantially over the past five years, and has not accurately reflected the true operating costs of the business of Blue Heron.

Effective July 1, 2007, the beginning of the current fiscal year, the Company has changed its method of accounting for its inventory, by adopting a process inventory system. Under this system, all direct costs of production and the cost of raw materials used each month are allocated to the separate raceways and tanks on the farms in proportion to the number of pounds in each against the total pounds of fish on the farm at the end of each month. This results in a direct cost allocation to each tank and raceway each month, based on the total actual costs for the month. As fish are harvested, the costs allocated to each tank or raceway from which fish are harvested are then charged to cost of sales, on a proportionate basis.

Inventory as reported on the June 30, 2007 audited financial statements was $420,926, exclusive of raw materials, and there were 135,931 pounds of growing fish on hand, resulting in a cost per pound of approximately $3.10, an amount substantially in excess of the average selling price of $2.85 per pound. This higher cost is a direct result of the several years of double counting of certain costs in measuring inventory under the previous system. Actual costs for the inventory in the opinion of management is approximately $2.20 per pound, based on actual costs incurred as well as general cost information available for other producers. Accordingly, management has determined that July 1, 2007 inventory should be reduced to $222,523 a reduction of $222,460. This reduction in value has been charged directly to the accumulated deficit of the Company, because the Company is unable to determine the period-specific effects of the accounting change, for lack of information measuring the requisite amounts in prior periods. This reporting is in conformity with FASB 154, Accounting Change and Error Corrections, Interpretation No. 1.

Inventory at July 1, 2007 consisted of the following, as a result of this write down:

Work in process	  	       $    198,466
Raw materials			     24,057
         Total     	       $    222,523

Inventory at September 30, 2007 consisted of the following:

Work in process	  	       $    384,197
Raw materials			     43,285
         Total     	       $    427,482

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses (G&A) were $1,636,646 for the twelve months ended June 30, 2007,compared to $697,032 for the twelve months ended June 30, 2006 an increase of $939,614 or approximately 135 percent. However, this increase included one-time expenses related to the successful offering of the convertible debentures, including offering expenses of $287,778, placement fees of $280,000 paid to Dawson James Securities in common stock, $60,000 in consulting fees to Dawson James for a one year consulting agreement which ended May 31, 2007, and $180,000 in increased public relations fees, paid in common stock, related to the offering. In addition, a share based compensation expense of $194,293 was incurred during the year ended June 30, 2007 for stock options issued to officers, directors and key employees. If these items, totaling $1,002,071, are removed, the resulting G&A expenses of $634,575 are less than those of the two prior periods.

The primary components of G&A during the twelve months ended June 30, 2007 after removing the items noted above, were officer?s salaries ($353,799), outside services ($143,395) and other operating expenses ($46,818), including utilities, postage, travel and similar items. Outside services included consulting expenses of $78,000 for the services of CF Consulting, LLC as contract CFO and General Counsel.

     We expect G&A expenses to remain substantially the same in the coming twelve months, after eliminating the one-time items. We intend to focus on operating efficiencies, increasing revenues, and ensuring profitability during this period.

NET LOSS

	Our net loss before taxes for the twelve months ending June 30, 2007 was ($2,156,740) as compared to ($1,044,421) for the twelve months ended June 30, 2006, an increase of $1,112,319 or approximately 106.5 percent. Nearly all of this increase is attributable to the one-time expense related to the debenture offering.

     Negative Gross Margins

The Company currently has negative gross margins on sales due in part to a lack of sufficient infrastructure/production facilities to house sufficient inventory to accommodate the seven to ten month growth cycle for the inventory of fish on the farm. Our current fish farming operations are relatively small in scope, at approximately 300,000 lbs of production per year. The Company?s operations have experienced a higher relative cost of sales due to our inability to purchase in larger quantities, overall price increases for fingerling stock, and operational size limitations. In order for these conditions to change, our operations must capitalize on the inherent benefits of economies of scale in significant cost items such as fingerlings, feed and oxygen. Management has detailed expansion plans to add further infrastructure to the existing forty-eight acre farm site to expand our production significantly. This planned expansion depends on our ability to raise additional capital for expansion and working capital.

LIQUIDITY AND CAPITAL RESOURCES

     During the twelve-month period ended June 30, 2007, operating expenses were $1,636,646 as compared to $697,032 for the same period in 2006. The increase in operating expenses is mainly a result of the one-time costs associated with the debenture offering. We intend to continue to find ways to expand our business through new product development and introduction, increase capacity and possibly through completing planned acquisitions.
We believe that revenues and earnings will increase as we grow. We anticipate that we will incur smaller losses in the near future if we are able to expand our business and the marketing of our products and services now under development. Our operating losses as shown may be perceived as alarming and possibly indicate a downward spiral leading to the demise of the company; however, from a management point of view, there is a positive side to the operating losses. Although our net loss increased by 101 percent in 2007, that increase was primarily attributable to increased expenses as a result of the successful debenture offering, which raised a total of $2.7 million in funds for the Company. Without this expenditure in 2007, we would have had a smaller loss in 2007 than in 2006. In addition, our net operating loss will allow us to accumulate cash without paying taxes in the foreseeable future as we become profitable.

During the twelve months ended June 30, 2007 we generated a net loss of ($2,156,740). During the twelve months ended June 30, 2007, we used cash in operating activities of ($978,874), cash used in investing activities was ($22,836), and cash provided by financing activities was $2,205,362.

In March, 2007 we closed the convertible debenture offering, which was over-subscribed at a total of $2,713,000. After commissions and expenses, the Company netted $2,300,310. Offering expenses included a one year consulting contract with Dawson James for $5000/month through May, 2007. Management intends to use the funding to expand its fish farming operations; advance its Aqua-Sphere? system technology and Ento-Protein? research; and provide working capital.

OFF-BALANCE SHEET ARRANGEMENTS.

We currently do not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

      See Note 1 to the financial statements which are included as part of this prospectus.

Critical Accounting Policies

      Neptune's significant accounting policies are more fully described in
Note 2 to the Financial Statements included as a part of this prospectus. However, certain accounting policies are particularly important to the portrayal of financial position and results of operations and require the application of significant judgments by management. As a result, the consolidated financial statements are subject to an inherent degree of uncertainty. In applying those policies, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. These estimates are based on Neptune's historical experience, terms of existing contracts, observance of trends in the industry and information available from outside sources, as appropriate. Neptune's significant accounting policies include:

      Revenue Recognition. Neptune recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. Neptune's revenue through its Blue Heron subsidiary is recognized when the farm raised fish are shipped to customers or are picked up at the Blue Heron farm by or for customers.

      Long-lived Assets. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. Neptune recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

      Stock Options - Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" using the intrinsic value method of accounting. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R "Share Based Payments" ("SFAS 123R"), using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R.

     All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

                          DESCRIPTION OF PROPERTY

We currently do not maintain separate offices, and our current address is only a mail box address used for that purpose. Our officers currently work from home offices in order to conserve capital and do not charge us for such use.

Our subsidiary, Blue Heron, operates a fish farm under a management agreement with South Florida Aquaculture, Inc., which holds a lease on a forty eight acre parcel of land owned by the South Florida Water Management District with a remaining term of nine years. The management agreement also has nine years remaining. Our Director, James M. Harvey, is President and majority shareholder of South Florida Aquaculture, Inc. Aqua Biologics leases part of a quarry lake in Florida City, Florida for operation of the Aqua-Sphere test facility, on a two year lease arrangement.

Our subsidiary Aqua Biologics, Inc. operates a test facility for the Aqua-Sphere System at a quarry lake in Florida City, Florida on a two year lease at a monthly rent of $ 1,000.

                             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. James Harvey, one of our Directors, is also President and majority shareholder of South Florida Aquaculture, Inc., which holds the leasehold interest on the forty-eight acre tract of land, owned by the South Florida Water Management District, on which our subsidiary, Blue Heron, operates the farm, under a management agreement with South Florida Aquaculture, Inc. The term of the management agreement is the same as the remaining lease term. The Company also owns a minority interest in South Florida Aquaculture, Inc., which is held for the Company in the name of our President, Ernest Papadoyianis, because the latter is a Subchapter S corporation for federal income tax purposes. Blue Heron, the Company?s operating subsidiary, has entered into an agreement to acquire a majority interest (89 percent) in South Florida Aquaculture, Inc. from Mr. Harvey and another unrelated shareholder in exchange for a total of 105,000 shares of Neptune common stock. The transaction is subject to due diligence results to Neptune?s satisfaction, and the approval of the change of control of South Florida Aquaculture, Inc. by the owner of the farm property, the South Florida Water Management District, a Florida government agency, as required by the lease.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of June 30, 2007, our common shares traded under the symbol NPDI on the OTC Bulletin and on The Pink Sheets. Activity in our common stock is reflected in the following table:

FISCAL YEAR 2007            HIGH     LOW
First Quarter            $  0.40   $ 0.21
Second Quarter              0.39     0.15
Third Quarter               0.43     0.13
Fourth Quarter              0.64     0.35


FISCAL YEAR 2006            HIGH     LOW
First Quarter            $  0.70   $ 0.29
Second Quarter              0.48     0.15
Third Quarter               0.48     0.16
Fourth Quarter              0.45     0.22

These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, as reported through CBS MarketWatch.com and may not represent actual transactions.

     As of November 30, 2007, we had 21,372,865 shares of our common stock outstanding. This includes 6 million shares of common stock issued on the conversion of 5 million shares of Class A Convertible Preferred Stock which had been outstanding. Our shares of common stock are held by approximately 163 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. A recent NOBO list indicated an additional 1,051 beneficial shareholders in addition to those listed by the transfer agent.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of Neptune's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. Neptune has not paid any dividends on its common stock and Neptune does not have any current plans to pay any common stock dividends.

                          EXECUTIVE COMPENSATION
Executive Compensation

During the fiscal year ended June 30, 2007, Mr. Cherch and Mr. Papadoyianis were entitled to compensation in the amount of $180,000 each under the employment agreements signed by each of them with the Company effective February 1, 2000, for five year terms, which agreements have been renewed automatically for an additional five year term. A portion of the salaries due have been accrued during the fiscal year ended June 30, 2007 for future payment and the accrued portion is included in Accrued and Other Current Liabilities on our financial statements. The Company also has entered into a consulting agreement with CF Consulting, LLC to provide services as Chief Financial Officer for the Company, at a current monthly amount of $6,000, plus 250,000 shares of our restricted common stock, effective March 31, 2006. A total of $82,500 has been accrued as of June 30, 2007 under this consulting and a similar, prior consulting arrangement

                SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

SUMMARY  COMPENSATION  TABLE

     In fiscal years ended June 30, 2007 and 2006, respectively, two of our officers were entitled to compensation in excess of $100,000, as reflected in the table below. There were no stock options, warrants or similar grants to any officer or director, made during the fiscal year ended June 30, 2007, except for the following stock options granted effective July 1, 2006, or for the period up to the date of this Prospectus:

	To each independent (non-management) director:

      5,000 shares for each full year of service at the end of each fiscal year (June 30), as follows:

      James M. Harvey                                 17,500 shares
      Don Tewksbury                                   40,000 shares
      Gregory A. Lewbart                              40,000 shares

	To the following officers and employees:

	Ernest Papadoyianis			        500,000 shares
	Xavier T. Cherch			        500,000 shares
	Robert Hipple (to CF Consulting)	        250,000 shares
	Michael Joubert				         15,000 shares
                                                     -----------
                                                    1,362,500 shares

All of the stock options are for a period of ten years and carry an exercise price of $0.3133 per share, based on the average closing price of the Company common stock for the 20 trading days prior to the grant of the option. The options became effective at July 1, 2006, at which time, the trading price of the common shares was $0.30.

The Company applied the reporting requirements of SFAS No. 123, Accounting for Stock-Based Compensation using the Black-Scholes Model for valuing stock options. We applied a stock price of $0.30 per share, the market price on the date the options became effective, an option strike price of $0.3133 per share, a 10 year maturity for the options, a risk free interest rate of 5 percent, and a volatility factor of 20 percent. This resulted in a valuation for each option at $0.1426 per share, or a total value of $194,292.50 for the 1,362,500 options granted.

     The following table provides certain summary information concerning the compensation earned by the named executive officers (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries:

                              ANNUAL COMPENSATION              LONG TERM
COMPENSATION
                           ------------------------       -------------------
------------
-
                                                                AWARDS
PAYOUTS
                                                        ---------------------
---------
                                                          RESTRICTED
SECURITIES
                                            OTHER ANNUAL   STOCK   UNDERLYING
LTIP
ALL OTHER
    NAME AND         FISCAL  SALARY   BONUS   COMPENSATION  AWARD(S)
OPTIONS/SARS
PAYOUTS  COMP.
PRINCIPAL POSITION   YEAR<F1>($)<F2> ($)         ($)           ($)      (#)
($)
($)
Ernest Papadoyianis 2005  180,250       0          0          0            0
0     0
                    2006  180,250       0          0          0            0
0     0
                    2007  180,250    23,824        0          0      500,000
0     0

X.T. ?Sal? Cherch   2005  180,250       0          0          0            0
0     0
                    2006  180,250       0          0          0            0
0     0
                    2007  180,250    23,824        0          0      500,000
0     0

Robert Hipple <F3>  2005   10,000       0          8,000      0            0
0     0
                    2006   34,000       0         15.000      0            0
0     0
                    2007   66,000       0          0          0      250,000
0     0

<F1>   Refers to fiscal years ending June 30.
<F2>   The amounts referred to as salary reflect salaries accrued for each named officer and do not necessarily reflect amounts actually paid during the fiscal year.
<F3>   The amounts listed reflect amounts paid or due to CF Consulting, LLC for its contracted services, through which Mr. Hipple acts as CFO and
       General Counsel. CF Consulting also was issued 16,667 shares of restricted common stock in 2005 as part of this compensation, valued at $8,000, and 250,000 shares of restricted common stock in 2006 as part of this compensation, valued at $15,000, and received an option grant of 250,000 shares in 2007.

      Neptune does not have an audit committee or a compensation committee.

The directors of Neptune approve their own compensation since decisions regarding compensation to be paid to the officers and directors of Neptune are made by the directors by resolutions adopted by unanimous written consent. Neptune does not have any policy which prohibits or limits the power of directors to approve their own compensation.

                              FINANCIAL STATEMENTS

     The consolidated audited financial statements of Neptune Industries, Inc. for the fiscal years ended June 30, 2006 and 2007, and the interim financial statements for the quarter ended September 30, 2007, which were reviewed by our independent accountants, are included at the end of this Prospectus.

                                     CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS
                     ON ACCCOUNTING AND FINANCIAL DISCLOSURE

On December 29, 2006, the Registrant was advised by letter dated December 19, 2006 that its former certifying accountants, Dohan & Company, CPAs of Miami, Florida, that it would not continue its engagement as the Registrant?s certifying accountant following the completion of the audit of the Company?s financial statements for the fiscal year ended June 30, 2006. In accordance with Item 304(a)(1) of Regulation S-B of the SEC, the Company is providing the following information:

1.	The former accountant, Dohan & Company, CPAs, resigned the engagement by letter dated December 19, 2006, received on December 29, 2006.

2.	The former principal accountant?s reports on the financial statements of the Company for the last two fiscal years ending June 30, 2006 and June
30,
2005, did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope, or accounting principles.

3.	The decision to change accountants was not recommended or approved by the Board of Directors of the Company or an audit or similar committee of the Board of directors.

4.	There were no disagreements with the former accountants, whether or not
resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant?s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report, and no such disagreements have ever been communicated to the Company.

On February 1, 2007, the Registrant engaged Berman, Hopkins, Wright & LaHam, CPAs and Associates, LLP, of Winter Park and Viera, Florida, as its certifying accountants to review its interim financial statements for the fiscal year 2007 and to audit its financial statements for the fiscal year ended June 30, 2007. The appointment of Berman, Hopkins, Wright & LaHam was reported as required on a Form 8-K report filed by the Company with the SEC on February 5, 2007. Berman, Hopkins, Wright & LaHam is a registered accounting firm with the Public Company Accounting Oversight Board. The new certifying accountant?s reviewed the financial statements and Forms 10-QSB of the Company for the fiscal quarters ended September 30, 2006 and December 31, 2006.

The Registrant?s former certifying accountants, Dohan & Company, CPAs, completed the audit of the Registrant?s financial statements for the fiscal year ended June 30, 2006, and the audit report of the former accountants for that period did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles. The former auditor did not review the Form 10-QSB and Form 10-QSB/A filed by the Registrant for the quarterly period ended September 30, 2006 as filed with the SEC. Registrant?s new independent auditors, Berman, Hopkins, Wright & LaHam, reviewed the Form 10-QSB/A for the quarter ended September 30, 2006, filed by the Company and approved that form as filed, and also reviewed and approved the Forms 10-QSB for the second and third quarters ended December 31, 2006 and March 31, 2007.

      The resignation of Dohan & Company as our certifying accountants was reported in the Form 10-QSB/A for the quarter ended September 30, 2006, filed with the SEC on January 5, 2007, and again on Form 8-K filed with the SEC on February 6, 2007. The latter also reported on the engagement of Berman, Hopkins, Wright & LaHam, CPAs and Associates, as our new certifying auditor.

                              AVAILABLE INFORMATION

      Neptune is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by Neptune can be inspected at the public reference facility maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C., 20549 Copies of such material can be obtained at prescribed rates. Certain information concerning Neptune is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Neptune has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits)under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the
Securities and Exchange Commission. For further information, reference is made to the Registration Statement.




  Audited Financial Statements

                 NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                 AUDITED CONSOLIDATED FINANCIAL STATEMENTS
	                     June 30, 2007 and 2006

                 NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES

                          C O N T E N T S
					_______

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	            F-2

FINANCIAL STATEMENTS

   Audited Consolidated Balance Sheet  	                            F-4

   Audited Consolidated Statements of Operations	                    F-6

   Audited Consolidated Statements of Cash Flows	                    F-7

   Audited Consolidated Statements of Stockholders?
         Equity (Deficiency in Assets)	                            F-7

   Notes to Audited Consolidated Financial Statements	                    F-9


































              REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Board of Directors and Stockholders of Neptune Industries Inc.

We have audited the accompanying consolidated balance sheet of Neptune Industries, Inc. and Subsidiaries (the Company) as of June 30, 2007, and the related consolidated statements of operations, stockholders? equity (deficiency in assets) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company?s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

The consolidated financial statements of Neptune Industries, Inc. and Subsidiaries as of June 30, 2006 were audited by other auditors whose report dated October 13, 2006 included an explanatory paragraph describing conditions that raised substantial doubt about the Company?s ability to continue as a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company?s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neptune Industries, Inc. and Subsidiaries as of June 30, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a deficiency in assets which raise substantial doubt about its ability to continue as a going concern. Management?s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Berman Hopkins Wright & Laham, CPAs and Associates, LLP


October 15, 2007
Winter Park, Florida



           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have audited the accompanying consolidated balance sheet of Neptune Industries, Inc. and Subsidiaries (the Company) as of June 30, 2006 and the related consolidated statements of operations, cash flows and stockholders? equity (deficiency in assets) for the year then ended. These consolidated financial statements are the responsibility of the Company?s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Neptune Industries, Inc. for the year ended June 30, 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and recurring deficiencies in working capital that raise substantial doubt about its ability to continue as a going concern. Management?s plans in regard to these matters are also described in Note
2 to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Dohan and Company CPAs, P.A.

Miami, Florida
October 13, 2006


                           NEPTUNE INDUSTRIES, INC.
                                AND SUBSIDIARIES
                     AUDITED CONSOLIDATED BALANCE SHEET
                               JUNE 30, 2007

ASSETS

Current Assets
  Cash						              $   1,480,590
  Accounts Receivable                                              70,183
  Inventory                                                       444,982
  Prepaid expenses                                                  3,218
  Deposits                                                         38,197
  Deferred Costs                                                   44,483
                                                             ---------------
  Total Current Assets                                          2,081,653
  Property and Equipment Net                                      387,045

                                                             ---------------
Total Assets                                                 $  2,468,698
                                                             ===============

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIENCY IN ASSETS)

Liabilities

Current Liabilities
  Accounts payable                                          $     90,347
  Accrued and Other Current Liabilities                          599,331
  Current Portion of Long-Term Debt                                  338
  Notes Payable                                                  285,000
  Notes Payable-Officers                                         107,388
                                                             ---------------
    Total Current Liabilities                                  1,082,404

  Long-term Liabilities:

  Convertible notes                                              229,213
  Long-Term Debentures                                         2,713,000
  Stock based compensation                                       194,293
                                                             ---------------
     Total Long-Term Liabilities                               3 136,506
                                                             ---------------
Total Liabilities                                          $   4,218,910
                                                             ---------------





COMMITMENTS AND CONTINGENCIES (NOTES 2, 7 AND 8)







Stockholders? Equity (Deficiency in Assets)

  Preferred Stock, $.001 par value,
      5,000,0000 shares authorized, 0 and
      5,000,000 shares issued and outstanding                          -
  Common Stock, $.001 par value
      100,000,000 shares authorized,
      19,966,199 and 11,349,269 shares
      issued and outstanding                                      19,966
  Additional Paid-In Capital                                    5,183,450
  Accumulated Deficit                                          (6,953,628)
                                                             --------------
     Total Stockholders? Equity
     (Deficiency in Assets)                                    (1,750,212)
                                                             --------------
Total Liabilities and Stockholders? Equity
            (Deficiency in Assets)                            $ 2,468,698
                                                             ==============






























See accompanying notes.








                            NEPTUNE INDUSTRIES, INC.
                                AND SUBSIDIARIES
               AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   For the years ended June 30,
                                     2007              2006
                                -------------    --------------
 Revenues:
  Sales                       $      851,141    $      527,155
 Cost of Sales                     1,025,089           788,765
                                  ------------     ------------
Gross Loss                          (173,948)        (261,610)
                                  ------------     ------------
Expenses:
   Advertising and marketing               -            1,506
   Automobile and truck               21,199           36,325
   Depreciation                          713            3,771
   Insurance                          33,991           43,433
   Office                              6,185            5,954
   Officers salary, related
      taxes and benefits             354,308          332,301
   Other operating expenses          334,622          110,712
   Outside services                  539,952          102,920
   Professional fees                  26,118           30,945
   Public relations                  114,823           15,737
   Rent                                    -            4,950
   Repairs                                 -              259
   Stock based compensation          194,293                -
   Utilities                          10,442            8,219
                                   -----------     ------------
Total expenses                     1,636,646          697,032
                                   -----------     ------------
Loss before interest and
    income taxes               $  (1,810,594)    $   (958,642)

Interest Expense                    (434,380)         (85,779)
Other income                          88,234                -
                                   -----------      -----------
Loss before income taxes          (2,156,740)      (1,044,421)
Provision for income taxes                 -                -
                                   -----------      -----------
Net loss                       $  (2,156,740)    $ (1,044,421)
                                   ===========      ===========

Net loss per share (basic
    and diluted)               $       (0.17)    $      (0.10)
                                   ===========      ===========

Weighted average number of common
    shares outstanding (basic
    and diluted)                   12,499,548       10,888,529
                                   ===========      ===========


   See accompanying notes


                             NEPTUNE INDUSTRIES, INC.
                                 AND SUBSIDIARIES
                 AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     For the years ended
                                                             June 30,
                                                        2007          2006
                                                    -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                        $   (2,156,740) $ (1,044,421)
Adjustments to reconcile net loss to net
  cash used by operating activities:
    Depreciation and amortization                        68,160       70,231
    Common stock issued for interest                    305,642            -
    Common stock exchanged for services                 447,526            -
    Stock based compensation                            194,293            -
(Increase) decrease in assets:
    Accounts receivable                                  (1,763)        (787)
    Inventory                                            53,506      (90,654)
    Prepaid expenses                                     (2,113)       6,869
    Deposits on equipment                               (21,817)      (2,500)
    Deferred costs                                      (15,904)     (18,369)
Increase (decrease) in liabilities:
    Accounts payable                                    (47,976)      33,923
    Accrued and other current liabilities               198,312      279,585
                                                      -----------  ----------
  Net cash used by operating activities                (978,874)    (766,123)
                                                      -----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES

    Notes receivable                                          -        5,000
    Acquisition of property and equipment               (21,836)     (14,577)
                                                       ----------  ----------
  Net cash provided (used) by investing activities      (21,836      (9,577)
                                                       ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES

    Sale of common stock                                       -      319,350
    Proceeds from convertible notes                      229,213      110,949
    Payments on convertible notes                       (252,500)
(25,000)
    Proceeds from long-term debt-related party            17,500       89,888
    Proceeds from debentures                           2,213,000      500,000
    Payments on long-term debt-related party                   -
(70,000)
    Payments on long-term debt                            (1,851)
(4,787)
    Increase in member equity                                  -
(12,766)
                                                       ----------   ---------
-
Net Cash provided by financing activities              2,205,362      907,634
                                                       ----------   ---------
-
Net Increase (Decrease) in
  cash and equivalents                                 1,204,652     131,934
Cash and equivalents-beginning                           275,938     144,004
                                                       ----------   ---------
-
Cash and equivalents-ending                          $ 1,480,590  $  275,938
                                                       ==========
==========
SUPPLEMENTAL DISCLOSURES

Cash paid during the year for:
  Interest                                           $    40,600   $  85,779
  Income taxes                                       $         -   $       -


See accompanying notes


















































                              NEPTUNE INDUSTRIES INC.
                                  AND SUBSIDIARIES
         AUDITED STATEMENTS OF STOCKHOLDERS?EQUITY (DEFICIENCY IN ASSETS)
                         YEARS ENDED June 30, 2007 AND 2006
                                                                      Total

Stockholders?

Equity
                            Common Stock    Preferred Stock    Paid-In
Accumulated
(Deficiency
                          Shares     Amount  Shares    Amount    Capital
Deficit     in
Assets)
                    ----------  -------- ------- ---------  --------- -------
-----    -----
------

Balance 6/30/2005    10,532,633  $10,533 5,000,000    $5,000   $ 4,115,367
$(3,486,673)$644,227

Adjust for subsidiary
  investment loss             -        -         -          -       117,965
(265,794)(147,829)
Shares issued for
  conversion of
  debt                   236,406      236         -         -       157,967
-
158,203
Shares issued for
  services               400,000      400         -         -        42,600
-
43,000
Shares issued as
  Incentive              180,000      180         -         -             -
-
180
Shares issued for
  rounding on reverse        230        -         -         -             -
-
Net loss for the
  year ended                  -         -         -         -             -
(1,044,421)(1,044,421)
                      -------------------------------------------------------
--------------
--------
Balance 6/30/2006     11,349,269  $11,349 5,000,000    $5,000   $ 4,433,899
$(4,796,888)$
(346,640)

Shares issued on
  conversion of
  preferred            6,000 000    6,000(5,000,000)    (5,000)       (1,000)
-
-
Shares issued to
  pay interest           870,680      871         -          -       304,771
-
305,642
Shares issued for
  services (net)       1,600,000    1,600         -          -       445,780
-
447,380
Shares issued as
  Incentive              146,250      146         -          -             -
-
146
Net loss for the
  year ended                   -        -          -         -             -
(2,156,740)(2,156,740)

=============================================================================
=
Balance 6/30/2007     19,966,199   19,966           -         -  $ 5,183,450
(6,953,628)(1,750,212)





                     NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization and nature of operations

Neptune Industries, Inc. (the Company) is a Florida corporation which conducts business from its headquarters in Boca Raton, Florida. The Company was incorporated on May 8, 1998 and in February 2004, changed its name from Neptune Aquaculture, Inc. to Neptune Industries, Inc. Since that time, the Company?s main activities have been devoted to raising capital; implementing its business plan; commencing operations through its subsidiary, Blue Heron Aqua Farms, LLC; developing, testing and patenting (pending) the Aqua-Sphere and Aqua-Cell (formerly known as S.A.F.E. ) technologies; and completing the food science bio-technology research to discover a suitable protein substitute for fish meal in animal diets.

In June 2001, the Company acquired the operating rights to a 48 acre established fish farm in Florida City, Florida to be operated as Blue Heron Aqua Farms, LLC. The farm maintains a 47,000,000 gallon per day water usage permit and a twenty year lease from South Florida Water Management District, with 8 years remaining. This site has become the cornerstone of the Company?s South Florida operations with its extensive infrastructure and future potential for hatchery facilities for fingerling production.

Merger with Move Films, Inc.

On June 9, 2005, the Company completed a statutory merger with Move Films, Inc., a Texas corporation. Move Films, Inc. was a non-trading, fully reporting public company. The surviving entity remained Neptune Industries, Inc. which assumed the obligation as a full reporting company for SEC purposes as successor to Move Films, Inc. Common shares of the Company, are listed on the
OTC Bulletin Board and continue to be listed on the OTC Pink Sheets under the trading symbol NPDI. This transaction was accounted for as a reverse merger.

Basis of Presentation

The consolidated financial statements include the accounts of Neptune Industries, Inc. and its wholly-owned subsidiaries, Aqua Biologics, Inc. (corporate name changed from Aquaculture Specialties, Inc. in June, 2006) and its majority owned subsidiary, Blue Heron Aqua Farm, LLC (Blue Heron). All inter-company balances and transactions have been eliminated at consolidation.

Cash and Cash Equivalents

The company considers all highly liquid investments with a maturity date of three months or less at the time of purchase to be cash equivalents.






                NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

Property and Equipment

Property and equipment consists of equipment, leasehold improvements, office furniture and vehicles which are stated at cost. Depreciation is based on the estimated useful lives of the assets, ranging from five years to fifteen years, using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. Gains and losses on disposition of property and equipment are included in income as realized.

Revenue Recognition

Sales revenue is recognized upon the shipment of merchandise to customers or when a customer picks up product at the Company?s facilities.
Allowances for sales returns are recorded as a component of net sales in the period the allowances are recognized.

Income Taxes

Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company?s financial statements compared to the tax returns.

Advertising and marketing costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing expense was $0 and $3,184 for the years ending June 30, 2007, and 2006 respectively.

Fair Value of Financial Instruments

Financial instruments, including cash, receivables, accounts payable, and notes payable are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with market rates.

Concentrations of Credit Risk and Economic Dependence

Financial instruments, which potentially subject the Company to a concentration of credit risk, are cash and cash equivalents and accounts receivable. The Company currently maintains its day-to-day operating cash balances at a single financial institution. At times, cash balances may be in excess of the FDIC insurance limits. At June 30, 2007, the Company had cash on deposit exceeding the insured limit; however, the Company maintains its deposits at Bank of America, a major financial institution, and considers the risk of loss to be minimal, as a result. The Company operates domestically and internationally. Consequently, the ability of the Company to collect the
                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

amounts due from customers may be affected by economic fluctuations in each of the Company?s customers? geographic locations.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. FIN 48 prescribes a comprehensive financial statement model of how a company should recognize, measure, present, and disclose uncertain tax positions that the company has taken or expects to take in its income tax returns. FIN 48 requires that only income tax benefits that meet the more likely than not recognition threshold be recognized or continue to be recognized on the effective date. Initial de-recognition of amounts would be reported as a cumulative effect of a change in accounting principle. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the financial statements of the Company.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which establishes a framework for reporting fair value and expands disclosure about fair value measurements. FAS 157 is effective for the 2008 fiscal year of the Company. The Company is currently evaluating the impact of this standard on its financial statements.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement 115. FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting FAS 159 on its financial statements.

In June 2007, the FASB approved the issuance of Emerging Issues Task
Force Issue No. 06-11 ?Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards?. EITF 06-11 requires that tax benefits from dividends paid on unvested restricted shares be charged directly to stockholders? equity instead of benefiting income tax expense. This EITF is effective for financial statements issued for fiscal years beginning after September 15, 2007. The Company is currently evaluating the impact of EITF 06-11 but does not expect that it will have a material effect on our financial statements.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-
                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDING JUNE 30, 2007 AND 2006 (AUDITED)

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

dilutive.

Long-Lived and Disposal of Assets

The Company follows FASB Statement No. 144 (SFAS 144), Accounting for the Impairment of Long-Lived Assets. SFAS 144 requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

Stock Compensation for Services Rendered

The Company has issued restricted shares of common stock to non-employees in exchange for services rendered. Common stock issued to non-employees for services received are based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market. The inventory consists of seafood, feed, chemicals, and overhead costs, such as utilities. Overhead is allocated to inventory based on the number of pounds of fish included in ending inventory. Inventory at June 30, 2007 and 2006 consisted of the following:

                   2007                  2006

Seafood  	    $    119,690         $  108,446
Feed			 107,182            154,344
Chemicals		  92,042             98,711
Overhead		 126,068            136,987
                    -----------       -----------
		    $    444,982         $  498,488

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts in the financial statements. Actual results could differ from those estimates and assumptions.







                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDING JUNE 30, 2007 AND 2006 (AUDITED)

NOTE 2.      GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company?s financial position and operating results raise substantial doubt about the Company?s ability to continue as a going concern, as reflected by the accumulated deficit of $6,953,628 and recurring gross and net losses. The ability of the Company to continue as a going concern is dependent upon expanding operations, increasing sales and obtaining additional capital and financing. Management?s plan in this regard is to secure additional funds through future equity financings. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3.      PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
                                         2007		      2006
                                    -------------        -----------
Vehicles			     $	   17,578       $      17,578
Computer and office equipment		    7,713		 7,713
Equipment				  629,518             629,518
Leasehold improvements			  139,734             139,734
                                     -------------        ------------
                                        816,414             794,543
Accumulated depreciation		 (429,369)	     (361,174)
                                     -------------        -------------
Property and equipment, net         $   387,045      $      433,369
                                     =============        =============

Total depreciation expense for the years ended June 30, 2007 and 2006, amounted to $66,972 and $70,230, respectively. Of these amounts, $66,259 and $68,879 are included in cost of sales and $713 and $1,351 are included in expenses for the years ended June 30, 2007 and 2006, respectively.

NOTE 4.        ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other liabilities consisted of the following:

                                         2007		    2006
                                    ------------     ------------
Accrued payroll - officers	     $	487,950     $   312,947
Accrued interest - officers		 83,468          28,592
Accrued interest - others		 28,014          59,480
                                    ------------     ------------
                                   $  599,932     $   401,019
                                    ============     ============






                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDING JUNE 30, 2007 AND 2006 (AUDITED)

NOTE 5       ACCRUED OFFICERS?COMPENSATION AND INTEREST

Effective February 8, 2000, the Company entered into five-year employment Agreements (the Agreements) with two key members of management. In April, 2007, the Board of Directors approved new employment agreements for 5 years and approved the modification of Paragraph ?a? of Schedule ?A? whereby Mr. Cherch and Mr. Papadoyianis would be entitled to an annual bonus of $25,000 each providing that annual gross revenues of the Company exceed $810,000. When annual revenues exceed $810,000 by more than 10%, then each shall be entitled to receive 120% of the $25,000 bonus for that year. In the event the annual gross revenues are 10% less than $810,000 the bonus shall be reduced by 20%. Furthermore, if the gross revenues are 20% less than the $810,000 then the bonus shall be reduced by 40%. There would be no bonus paid if the gross revenue is more than 20% below the $810,000 figure. The Agreements also provide that the two key members of management are entitled to and automatically receive a cost of living adjustment calculated in proportion to the upward change in the consumer price index U.S. Average All Items (1967=100), published by the U.S. Department of Labor.

Pursuant to these employment agreements, the Company accrued a total of $354,399 and $271,447 through the years ended June 30, 2007and 2006, respectively. Cash compensation actually paid was $223,804 and $88,553 for the years ended June 30, 2007 and 2006, respectively. The Agreements also provide for accrued interest of ten percent (10%) per annum until the employee?s salary, bonuses and benefits are paid in full.

The Company contracted with CF Consulting LLC to provide Chief Financial Officer services beginning in February 2005 at a monthly fee of $2,000 for an initial six month period and thereafter at $2,500 per month. CF Consulting also received 100,000 (pre 1 for 6 reverse split) restricted shares of common stock for prior services due of $5,000. A new agreement was entered into with CF Consulting LLC effective March 31, 2006, under which CF Consulting will provide CFO and General Counsel services to the Company in return for monthly compensation of $5,500 for six months commencing April 1, 2006, $6,000 for the next six months and $6,500 for the next six months of the 18 month term of the agreement, ending September 31, 2007. CF Consulting also received 250,000 shares of stock, valued at $15,000 based on the lack of tradability of the shares and other factors.

A total of $82,500 has been accrued as due under the agreements with CF Consulting, LLC as of June 30, 2007. Our Chief Financial Officer, Robert Hipple, is also a managing director of CF Consulting.

NOTE 6.    RELATED PARTY TRANSACTIONS

Notes Payable Officers

During the fiscal year ended June 30, 2002, the Company entered into an agreement to retire the outstanding preferred stock with Messrs Papadoyianis and Cherch in exchange for $100,000. The Company paid $30,000 and the remaining $70,000 was converted to a note payable accruing interest at a rate of 8%. Accrued interest on this note was later converted to preferred stock.

                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 6.    RELATED PARTY TRANSACTIONS  (Continued)

On February 7, 2006, the Board of Directors resolved to repay the notes outstanding to Messers. Papadoyianis and Cherch through the issuance of new notes, which were made retroactive to January 1, 2006, bear interest at the rate of 15% per annum, and include one warrant for every dollar outstanding, or 70,000 total warrants. Each warrant to purchase one share of common stock is at a price of $0.30 per share for a period of three years. The new notes were in the amount of $44,944 each, include repayment of principal of $35,000 and accrued interest of $9,944 each, and are included in Notes Payable
Officers.

NOTE 7.    NOTES PAYABLE

On June 21, 2005, the Company executed a $100,000 Subordinated Convertible 21, 2005, with interest accrued at a rate of 10% per annum. This note included 50,000 warrants to purchase shares of Common stock at an exercise price of $0.50 per share for a period of three years from the date of the note. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit, each unit consisting of one share of common stock and a half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years. On October 21, 2005, this note was extended for an additional five months until March 31, 2006 with interest accrued at a rate of 10% per annum. This extension included 50,000 warrants to purchase shares of Common stock at an exercise price of $0.30 per share for a period of three years from the date of the extension. On October 1, 2006, the principal and accrued interest on this note were paid by the issuance of a new note in the principal amount of $120,400, with terms identical to the terms of the then pending convertible debenture issue.

On September 12, 2005, the Company executed a $40,000 Subordinated Convertible Bridge Note payable to an existing shareholder in the Company, due on January 12, 2006, with interest accrued at a rate of 10% per annum. This note included 20,000 warrants to purchase shares of Common stock at an exercise price of $0.50 per share for a period of three years from the date of the note. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit, each unit consisting of one share of common stock and half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years.
On November 14, 2005, the Company executed a $25,000 Subordinated Convertible Bridge Note payable to the same shareholder in the Company, due on March
12, 2006, with interest accrued at a rate of 10% per annum. This note included 12,500 warrants to purchase shares of Common stock at an exercise price of $0.50 per share for a period of three years from the date of the note. As further incentive for entering the note, the lender received 25,000 shares of restricted common stock. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit, each unit consisting of one share of common stock and a half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years. Extension, conversion or repayment of this note is currently under negotiation and the note, while past maturity, has not
                     NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 7.      NOTES PAYABLE (Continued)

been declared in default. On January 4, 2006, the Company executed a $35,000 Subordinated Convertible Bridge Note payable to the same shareholder due April
4, 2006, with interest accrued at a rate of 10% per annum. This note included 17,500 warrants to purchase shares of Common stock at an exercise price of $0.30 per share for a period of three years from the date of the note. As further incentive for entering the note, the lender received 35,000 shares of restricted common stock. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit, each unit consisting of one share of common stock and a half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years. On October 1, 2006, these three notes were re-paid by the issue of a new promissory note in the total principal amount, plus accrued interest, of $108,813.

On September 23, 2005, the Company executed a $10,000 Subordinated Convertible Bridge Note payable to an existing shareholder in the Company, due on December 23, 2005, with interest accrued at a rate of 10% per annum. This note included 5,000 warrants to purchase shares of Common stock at an exercise price of $0.50 per share for a period of three years from the date of the note. This note was paid in full on March 28, 2007.

On September 23, 2005, the Company executed a $50,000 Subordinated Convertible Bridge Note payable to an existing shareholder in the Company, due on March 23, 2006, with interest accrued at a rate of 10% per annum. This note included 25,000 warrants to purchase shares of Common stock at an exercise price of $0.50 per share for a period of three years from the date of the note. As further incentive for entering the note, the lender received 20,000 shares of restricted common stock. This note was re-paid by the issue of a new promissory note in the principal amount of $56,250, which included accrued interest, and is due October 1, 2007 at 15 percent annual interest

On September 30, 2005, the Company executed a $25,000 Subordinated Convertible Bridge Note payable to an existing shareholder in the Company, due on January 30, 2006, with interest accrued at a rate of 10% per annum. This note included 12,500 warrants to purchase shares of Common stock at an exercise price of $0.50 per share for a period of three years from the date of the note. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit, each unit consisting of one share of common stock and a half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years. This note is currently due.

On January 18, 2006, the Company executed a $100,000 Subordinated Convertible Bridge Note payable to an existing shareholder in the Company, due on July 18, 2006, with interest accrued at a rate of 15% per annum. This note included 100,000 warrants to purchase shares of Common stock at an exercise price of $0.30 per share for a period of three years from the date of the note. As further incentive for entering the note, the lender received 100,000 shares of restricted common stock. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit,
                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 7.       NOTES PAYABLE (Continued)

each unit consisting of one share of common stock and a half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years. This note has been paid by the execution of a new promissory note at 15 percent annual interest, due January 18, 2008. On February 26, 2006, the Company executed a $50,000 Subordinated Convertible Bridge Note payable to the same shareholder in the Company, due on August
26, 2006, with interest accrued at a rate of 15% per annum. This note included 50,000 warrants to purchase shares of Common stock at an exercise price of $0.30 per share for a period of three years from the date of the note. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit, each unit consisting of one share of common stock and a half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years of common stock is at a price of $0.75 per share for a period of three years. This note has been paid by the execution of a new promissory note at 15 percent annual interest, due January 18, 2008.

On April 5, 2006, the Company executed a $10,000 Subordinated Convertible Note payable to our to our COO, Sal Cherch, and due on the first monies received from the proceeds of the current Offering, with interest accrued at a rate of 15% per annum. The note includes 10,000 warrants. Each warrant is redeemable for one share of common stock at a price of $0.30 share for a period of three years. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit, each unit consisting of one share of common stock and a half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years.

On April 20, 2006, the Company executed a $7,500 Subordinated Convertible Note payable to our COO, Sal Cherch, with interest accrued at a rate of 15% per annum. The note includes 7,500 warrants. Each warrant is redeemable for one share of common stock at a price of $0.30 share for a period of three years. The principal and interest may be converted to units at any time during the note, at a price of $0.50 per unit, each unit consisting of one share of common stock and a half warrant. Each full warrant is redeemable for one share of common stock at a price of $0.75 for a period of three years.

NOTE 8.     COMMITMENTS

The Company previously entered into an employment agreement, with its aquaculture facilities manager, Michael Joubert, through October 31, 2005, that provided for a minimum annual salary of $35,000. In July 2005, the employment agreement was renewed, effective November 1, 2005, for another four years through October 31, 2009, and provides for a minimum annual salary of $42,500. At that time, Mr. Joubert was also promoted to Vice President of Operations.

In January, 2006, the Company entered into a financial public relations agreement with H.L. Lanzet, Inc. to provide services to the Company for a period of six months. In March 2006, the Company advised Lanzet that it was not satisfied with the services provided and that the Company was terminating

                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 8.       COMITTMENTS (Continued)

the agreement. On August 29, 2006, the Company and Lanzet entered into an agreement to resolve any claimed compensation due under the agreement by issuing warrants to purchase 300,000 shares of the Company?s common stock for a period of three years from August 29, 2006 at a warrant exercise price of $0.60 per share. The warrants also carry a piggy-back registration provision, in the event that the Company undertakes a registration of its common shares.

On March 31, 2006, the Company entered into a new consulting agreement with CF
Consulting, Inc. for contractual Chief Financial Officer and corporate counsel services at a monthly remuneration of $5,000 for the first six months, $5,500 for the next six months, and $6,000 for the final six months of the term, ending in October 907, plus 250,000 restricted common shares, valued at $15,000.

On March 1, 2007 the Company retained the services of American Capital Ventures, Inc., an investor relations company. The one year agreement beginning March 1, 2007, provided for payment of $2,500 per month, and 1,000,000 shares of restricted common stock to be distributed in traunches of 250,000 shares upon signing, 250,000 shares after 3 months, and the balance of 500,000 shares after six months. As the result of the reorganization of that firm, in which the representative for Neptune formed a new company, Chelsea Holdings, Inc., the Company signed an agreement transferring the balance of the compensation under the original agreement to Chelsea Holdings, Inc. in June, 2007, with the consent of American Capital Ventures.

NOTE 9. 	STOCKHOLDERS' EQUITY

On June 6, 2005, the Board of Directors approved a 2005 Class A Preferred Stock Award of 1,500,000 shares to Messrs Papadoyianis and Cherch (750,000 shares each) in exchange for the retirement of $408,121 in long-term liabilities of the Company for accrued salaries and interest owed to them.

Pursuant to the certificate of designations establishing the Series A preferred stock, each share of the 1,500,000 shares of currently issued and outstanding Series A preferred stock may be converted into 1.6667 fully paid and non-assessable shares of our common stock, or a total of 2,500,000 common shares. On all matters submitted to a vote of the holders of the common stock, including the election of directors, a holder of shares of the preferred stock is entitled to the number of votes on such matters equal to the number of shares of the preferred stock into which the preferred shares may then be converted. In June 2007, the Series A Preferred shares were converted into 2.5 million shares of common stock.

Also on June 6, 2005, the Board of Directors approved a 2005 Class B Preferred Stock Award of 3,500,000 shares to Messrs Papadoyianis and Cherch (1,750,000 shares each) for the retirement of $175,444 in long-term liabilities to the Company, representing accrued salaries and interest. Pursuant to the certificate of designations establishing Series B preferred stock, each share of the 3,500,000 shares of currently issued and outstanding
                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 9. 	STOCKHOLDERS' EQUITY (continued)

Series B preferred stock may be converted into 3,500,000 fully paid and non-assessable shares of our common stock. On all matters submitted to a vote of the holders of the common stock, including the election of directors, a holder of shares of the preferred stock is entitled to the number of votes on such matters equal to the number of shares of the preferred stock held by such holder. In June 2007, the Series B Preferred shares were converted into
3.5 million shares of common stock.

During the fiscal year ending June 30, 2007, the Company issued a total of 8,616,930 common shares, increasing the total number of common shares outstanding from 11,349,051 at June 30, 2006 to 19,966,199 common shares at June 30, 2007. Of these additional common shares, 146,250 shares were issued as incentives for entering short-term notes, 870,680 shares were issued in payment of accrued interest in the amount of $327,720, 1,600,000 shares were issued for services valued at $460,000, and 6,000,000 common shares were issued on conversion of 5,000,000 shares of outstanding preferred stock.

Stock Options.

On March 31, 2006, the Board of Directors approved the grant of non-qualified stock options under the Neptune Industries, Inc. 2004 Long-Term Incentive Plan for officers, directors, employees of the Company and its subsidiary, effective
July 1, 2006, as follows:

	To each independent (non-management) director:
5,000 shares for each full year of service at the end of each fiscal year
(June
30).
	To the following officers and employees:

	Ernest Papadoyianis				        500,000 shares
	Xavier T. Cherch				        500,000 shares
	Robert Hipple (to CF Consulting)	                250,000 shares
	Michael Joubert				                 15,000 shares

All of the stock options are for a period of ten years and carry an exercise price of $0.3133 per share, based on the average closing price of the Company common stock for the 20 trading days prior to March 31, 2006.

NOTE 10. 	   MAJOR CUSTOMERS

Revenues from two customers comprised approximately 78 percent of revenues during the period ended June 30, 2007, compared to the same two customers comprising 86 percent for the prior period ending June 30, 2006.

NOTE 11.       PRIVATE OFFERING

On April 18, 2006, the Company engaged Dawson James Securities, Inc. of Boca Raton, Florida, to assist in the private placement of up to 2,000 units, made up of a convertible debenture and a common stock warrant, for a total of $2 million. Dawson James Securities will receive a fee equal to ten percent of
                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDING JUNE 30, 2007 AND 2006
                                 (AUDITED)

NOTE 11.       PRIVATE OFFERING (continued)

the amount raised in the offering and an unaccountable expense allowance of three percent of the amount raised. In addition, Dawson James will receive warrants to acquire common shares on each closing of the sale of the Unites in the offering equal to twenty percent (20%) of the Units sold in the Offering. These warrants are exercisable at any time during the five (5) years from the date of the closing at an exercise price equal to $.50 per share for the warrants based on the original sale of unit, and $.30 per share for the warrants based on conversion of the Debentures to common stock.

Each of the Units offered (individually a Unit, and collectively the Units) consists of (i) a $1,000.00 Convertible Debenture (the Debenture) with a 24% coupon, payable in kind with common stock, and (ii) one thousand redeemable common stock purchase warrants ("Warrant"). Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $0.50 per share over a term of five years from the initial closing date of the Offering. The Warrants are redeemable by the Company upon 30 days written notice at a purchase price of $0.01 per Warrant, subject to our common stock having a closing bid price of at least $1.25 per share for a period of ten
(10) consecutive trading days. The term of each Debenture is for 24 months from the date of issue. During the term, holders of the Debenture may convert their note to common stock at a price of $0.30 per share. The 24% PIK (Paid in Kind) Coupon is to be paid out on a quarterly basis in cash or stock, at the Company?s election. If the Company elects to pay in common stock, the market price valuation will be established by the average closing bid price of the common stock for the last twenty (20) trading days of the calendar quarter for which the interest due is being paid in common stock (the Average Closing Price). The right of the Company to make any interest payment in shares of common stock on a particular date is subject to the satisfaction (or waiver by the Holder) of the following additional conditions on such date: (1) there is then an effective registration statement covering the common shares to be issued on such date, for which no stop order is in effect; (2) no defined event of default exists on such date; (3) the Average Closing Price is equal to or greater than $.15 per share (as appropriately adjusted for any stock split, stock dividend or other similar corporate action); and (4) the Company has sufficient authorized but un-issued shares of common stock to provide for the issuance of the interest shares to the Holders of the Debentures.

A total of $2,713,000 was received as a result of this offering, resulting in net proceeds to the Company of $2,360,310, after placement fees of $271,300 and expenses allowances of 81,390, which was paid to Dawson James Securities. Dawson James also earned a total of $60,000, at the rate of $5,000 per month, under a 12 month consulting agreement which ended May 31, 2007. A total of $15,000 was paid on this consulting agreement through June 30, 2007, and the balance is included in accrued liabilities.




Interim Financial Statements (unaudited).

                               NEPTUNE INDUSTRIES, INC.
                                 AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEET
                                                           September 30, 2007
                                                              (unaudited)
                                                            ---------------

ASSETS
Current Assets
  Cash and equivalents                                      $    1,220,976
  Accounts receivable, less allowance for
     doubtful accounts of $ 0                                       48,123
  Inventory                                                        427,482
  Prepaid expenses                                                   6,275
  Deposit on equipment                                              15,000
  Deferred costs                                                    54,044
  Security deposits                                                 17,444
                                                                -------------
  Total Current Assets                                           1,789,344
Property and equipment, net of
     accumulated depreciation of $434,394                          374,272
                                                              -------------
Total Assets                                                 $   2,163,616
                                                              =============
LIABILITIES AND DEFICIENCY IN ASSETS

Liabilities
Current Liabilities
  Accounts payable                                           $     129,907
  Accrued and other current liabilities                            823,660
  Convertible notes payable                                        285,000
  Notes payable-officers                                           107,388
                                                               ------------
    Total Current Liabilities                                    1,345,955

Long-term liabilities
  Convertible notes                                                229,213
  Convertible debentures                                         2,441,000
  Deferred compensation-stock options                              194,293
                                                                ------------
    Total Long-Term Liabilities                                  2,864,506
                                                                ------------
Total Liabilities                                                4,210,461
                                                                ============


COMMITMENTS AND CONTINGENCIES                                            -








Stockholders' Equity (Deficiency in assets)
  Preferred stock, $.001 par value,
      5,000,0000 shares authorized, none issued
  Common Stock, $.001 par value 100,000,000 shares
      authorized, 21,372,865 shares issued and outstanding            21,373
  Additional paid-In capital                                       5,504,043
  Accumulated deficit                                             (7,572,261)
                                                                 ------------
     Total Deficiency in assets                                   (2,046,845)
                                                                 ------------
Total Liabilities and Deficiency in assets                      $  2,163,616
                                                                 ============















See accompanying notes.





























                            NEPTUNE INDUSTRIES, INC.
                               AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                                    For the three months
ended
                                                           September 30,
                                                        2007           2006
                                                     -----------   ----------
--
Revenues:
 Sales                                              $  111,193     $  255,877
 Cost of sales                                         111,189        332,400
                                                     ----------     ---------
-
Gross loss                                                   4
(76,523)
                                                     ----------     ---------
-
Expenses:
   Advertising and marketing                             1,090              -
   Automobile and truck expense                          5,047          6,154
   Depreciation                                            101            357
   Insurance                                             7,169          7,811
   Office                                                  792            824
   Officers salary, related taxes and benefits          93,339         79,844
   Other operating expenses                             18,860          6,403
   Outside services                                     22,455         34,909
   Professional fees                                     8,669          5,695
   Public relations                                     57,152         10,873
   Stock-based compensation                                  -        194,292
   Utilities                                             2,258          2,113
                                                       ---------      -------
--
Total expenses from operations                         216,932        349,275
                                                       ---------      -------
--
Loss before interest, other income,
   expenses and income taxes                          (216,928)
(425,798)
Other income                                            14,414          1,785
Interest expense                                      (201,299)
(59,185)
                                                       ---------      -------
--
Loss before income tax                                (403,813)
(483,198)
Provision for income taxes                                   -              -
                                                       ---------      -------
--
Net loss                                            $ (403,813)    $
(483,198)
                                                       =========
=========

Net loss per share(basic and diluted)               $   (0.020)    $
(0.043)
                                                       =========
=========
Weighted average number of
    common shares outstanding
   (basic and diluted)                               20,595,329
11,349,269
                                                     ==========
==========


See accompanying notes.






                          NEPTUNE INDUSTRIES, INC.
                              AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)
                                                    For the three months
ended
                                                          September 30,
                                                        2007          2006
                                                    -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                           $  (403,813)  $  (483,198)
Adjustments to reconcile net loss to net
  cash used by operating activities:
    Depreciation and amortization                       20,476        17,227
    Deferred compensation-stock options                      -       194,292
    Issue of common stock for services                  50,000             -
    Inventory revaluation                            (222,523)             -
(Increase) decrease in assets:
    Accounts receivable                                 22,060        (1,538)
    Deferred costs                                      (9,561)       (1,624)
    Inventory                                           17,500        63,670
    Deposits                                             5,753        (2,500)
    Prepaid expenses                                    (3,057)          553
 Increase (decrease) in liabilities:
    Accounts payable                                    39,560       (42,610)
    Accrued and other current liabilities              223,991       121,527
    Payroll liabilities                                      -        12,058
                                                      -----------  ----------
  Net cash used by operating activities               (259,614)    (122,141)
                                                      -----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Pay-off of notes                                              -       9,770
                                                       ----------  ----------
Net cash provided by financing activities                     -       9,770
                                                       ----------  ----------
Net decrease in cash and equivalents                  (259,614)    (112,371)
Cash and equivalents-beginning                       1,480,590      275,938
                                                       ----------  ----------
Cash and equivalents-ending                         $1,220,976   $  163,567
                                                    ============   ==========

SUPPLEMENTAL DISCLOSURES
Cash paid  during quarter for:
  Interest                                           $     4,492   $  59,185
  Income taxes                                       $         -   $       -
                                                      ==========   ==========

See accompanying notes.









                    NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007
                              (Unaudited)

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization and nature of operations

Neptune Industries, Inc. (the Company) is a Florida corporation which conducts business from its headquarters in Boca Raton, Florida. The Company was incorporated on May 8, 1998 and in February 2004, changed its name from Neptune
Aquaculture, Inc. to Neptune Industries, Inc. Since then, the main activities of the Company have been devoted to raising capital; implementing its business plan; commencing operations through its subsidiary, Blue Heron Aqua Farms, LLC;
developing, testing and patenting (pending) the Aqua-Sphere and Aqua-Cell (formerly known as S.A.F.E. ) technologies; and completing the food science bio-technology research to discover a suitable protein substitute for fish meal in animal diets, known as Ento-Protein.

In June 2001, the Company acquired the operating rights to a 48 acre established fish farm in Florida City, Florida to be operated as Blue Heron Aqua Farms, LLC. The farm maintains a 47,000,000 gallon per day water usage permit and a twenty year lease from South Florida Water Management District, with a remaining term of 8 years.
..
This site has become the cornerstone of the South Florida operations of the Company with its extensive infrastructure and future potential for hatchery facilities for fingerling production.

Common shares of the Company are listed on the OTC Bulletin Board and continue to be listed on the OTC Pink Sheets under the trading symbol NPDI.

Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of Neptune Industries, Inc. and its wholly-owned subsidiaries, Aqua Biologics, Inc. (corporate name changed from Aquaculture Specialties, Inc. in June, 2006) and Exotic Reef Technologies, Inc., and its majority owned (99+%) subsidiary, Blue Heron Aqua Farm, LLC (Blue Heron). All inter-company balances and transactions have been eliminated at consolidation.

The accompanying consolidated financial statements are un-audited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB. Accordingly, certain information and footnote disclosures normally included in audited financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for a full year. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements that were included in the Form 10-KSB filed by the Company for the year ended June 30, 2007 with the Securities and Exchange Commission.

                   NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007
                              (Unaudited)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

Cash and Cash Equivalents

The company considers all highly liquid investments with a maturity date of three months or less at the time of purchase to be cash equivalents.

Property and Equipment

Property and equipment consists of equipment, leasehold improvements, office furniture and vehicles which are stated at cost. Depreciation is based on the estimated useful lives of the assets, ranging from five years to fifteen years, using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized. Gains and losses on disposition of property and equipment are included in income as realized.

Revenue Recognition

Sales revenue is recognized upon the shipment of merchandise to customers. Allowances for sales returns are recorded as a component of net sales in the period the allowances are recognized.

Income Taxes

Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the financial statements of the Company compared to the tax returns.

As of September 30, 2007, the Company has approximately $7 million of net operating loss carry-forwards available to affect taxable income and has established a valuation allowance equal to the tax benefit of the net operating loss carry-forwards as realization of the asset is not assured. The net operating loss carry-forwards may be limited under the change of Control provisions of the Internal Revenue Code, Section 382.

Advertising and marketing costs

Advertising and marketing costs are expensed as incurred.

Fair Value of Financial Instruments

Financial instruments, including cash, receivables, accounts payable, and notes payable are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with market rates.



             NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007
                            (Unaudited)

NOTE 1.     SUMMARY OF SIGNIFCANT ACCOUNTING PRINCIPLES (continued)

Concentrations of Credit Risk and Economic Dependence

Financial instruments, which potentially subject the Company to a concentration of credit risk, are cash and cash equivalents and accounts receivable. The Company currently maintains its day-to-day operating cash balances at a single financial institution. At times, cash balances may be in excess of the FDIC insurance limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant risk on cash and equivalents. The Company operates both domestically and internationally. Consequently, the ability of the Company to collect the amounts due from customers may be affected by economic fluctuations in each geographic location of the customers of the Company.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into account shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

Long-Lived and Disposal of Assets

The Company follows FASB Statement No. 144 (SFAS 144), Accounting for the Impairment of Long-Lived Assets. SFAS 144 requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

Stock Compensation for Services Rendered

The Company has issued restricted shares of common stock to non-employees in exchange for services rendered. Common stock issued to non-employees for services received are based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market. The inventory consists of raw materials, such as salt, oxygen and feed, and work in process, represented by the pounds of fish growing in the separate tanks and raceways on the farm property.

During all prior periods ending June 30, 2007, the Company measured its inventories and cost of sales based upon a pre-determined average cost per
              NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007
                            (Unaudited)

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

pound applied to the total pounds of fish at the end of each accounting period. The Company then added in certain additional costs for raw materials and overhead to arrive at the ending inventory figures and to determine cost of sales. Management is now of the opinion that this method has overstated inventory and costs of sales substantially over the past five years, and has not accurately reflected the true operating costs of the business of Blue Heron.

Effective July 1, 2007, the beginning of the current fiscal year, the Company has changed its method of accounting for its inventory, by adopting a process Inventory system. Under this system, all direct costs of production and the cost of raw materials used each month are allocated to the separate raceways and tanks on the farms in proportion to the number of pounds in each against the total pounds of fish on the farm at the end of each month. This results in a direct cost allocation to each tank and raceway each month, based on the total actual costs for the month. As fish are harvested, the costs allocated to each tank or raceway from which fish are harvested are then charged to cost of sales, on a proportionate basis.

Inventory as reported on the June 30, 2007 audited financial statements was $420,926, exclusive of raw materials, and there were 135,931 pounds of growing fish on hand, resulting in a cost per pound of approximately $3.10, an amount substantially in excess of the average selling price of $2.85 per pound.
This higher cost is a direct result of the several years of double counting of certain costs in measuring inventory under the previous system. Actual costs for the inventory in the opinion of management is approximately $2.20 per pound, based on actual costs incurred as well as general cost information available for other producers. Accordingly, management has determined that July
1, 2007 inventory should be reduced to $222,523 a reduction of $222,460. This reduction in value has been charged directly to the accumulated deficit of the
Company, because the Company is unable to determine the period-specific effects of the accounting change, for lack of information measuring the requisite amounts in prior periods. This reporting is in conformity with FASB 154, Accounting Change and Error Corrections, Interpretation No. 1.

Inventory at July 1, 2007 consisted of the following, as a result of this write down:

Work in process	  	        $     198,466
Raw materials			       24,057
         Total     	        $     222,523

Inventory at September 30, 2007 consisted of the following:

Work in process	  	        $     384,197
Raw materials			       43,285
         Total     	        $     427,482



              NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007
                            (Unaudited)

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts in the financial statements. Actual results could differ from those estimates and assumptions. For the Company, the accounting estimates requiring the most difficult and sensitive judgments of management including inventory valuation, recognition and measurement of income tax assets and liabilities, and accounting for stock=based compensation.

Recent Accounting Pronouncement

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. FIN 48 prescribes a comprehensive financial statement model of how a company should recognize, measure, present, and disclose uncertain tax positions that the company has taken or expects to take in its income tax returns. FIN 48 requires that only income tax benefits that meet the more likely than not recognition threshold be recognized or continue to be recognized on the effective date. Initial de-recognition of amounts would be reported as a cumulative effect of a change in accounting principle. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the financial statements of the Company.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which establishes a framework for reporting fair value and expands disclosure about fair value measurements. FAS 157 is effective for the 2008 fiscal year of the Company. The Company is currently evaluating the impact of this standard on its financial statements.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement 115. FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting FAS 159 on its financial statements.

In June 2007, the FASB approved the issuance of Emerging Issues Task Force Issue No. 06-11 ?Accounting for Income Tax Benefits of Dividends on Share-Based
Payment Awards?. EITF 06-11 requires that tax benefits from dividends paid on unvested restricted shares be charged directly to stockholders? equity instead of benefiting income tax expense. This EITF is effective for financial statements issued for fiscal years beginning after September 15, 2007. The Company is currently evaluating the impact of EITF 06-11 but does not expect that it will have a material effect on our financial statements.



             NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007
                            (Unaudited)

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

Reclassifications.

Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2.      GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company?s financial position and operating results raise substantial doubt about the Company?s ability to continue as a going concern, as reflected by the accumulated deficit of $7,572,261 and recurring gross and net losses. The ability of the Company to continue as a going concern is dependent upon expanding operations, increasing sales and obtaining additional capital and financing. Management?s plan in this regard is to secure additional funds through future equity financings. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3. 	ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other liabilities consisted of the following at September 30, 2007:

Accrued payroll - officers	              $	    426,872
Accrued interest - officers		            102,158
Accrued interest - others		            206,130
Accrued consulting                                 85,500
Accrued-other                                       3,000
                                              ------------
                                             $    823,660
                                              ============

NOTE 4       ACCRUED OFFICERS COMPENSATION AND INTEREST

Effective February 8, 2000, the Company entered into five-year employment Agreements (the Agreements) with two key members of management. These agreements have been renewed automatically for additional five year terms. The Agreements also state that the two key members of management are entitled to and automatically receive a cost of living adjustment calculated in proportion to the upward change in the consumer price index U.S. Average All Items (1967=100), published by the U.S. Department of Labor.

Pursuant to these employment agreements, the Company accrued a total of $426,872 through the quarter ended September 30, 2007. Cash compensation actually paid was $54,900 for the quarter ended September 30, 2007.

The Company contracted with CF Consulting LLC to provide Chief Financial Officer services beginning in February 2005 at a monthly fee of $2,000 for an initial six month period and thereafter at $2,500 per month. CF Consulting also received 100,000 (pre 1 for 6 reverse split) restricted shares of common stock for prior services due of $5,000. A new agreement was entered into with
               NEPTUNE INDUSTRIES, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2007
                            (Unaudited)

NOTE 4       ACCRUED OFFICERS COMPENSATION AND INTEREST (continued)

CF Consulting LLC effective September 30, 2006, under which CF Consulting provided CFO and General Counsel services to the Company in return for monthly compensation of $5,500 for six months commencing April 1, 2006, $6,000 for the next six months and $6,500 for the next six months of the 18 month term of the agreement. CF Consulting also received 250,000 shares of stock, valued at $15,000 based on the lack of tradability of the shares and other factors. A total of $85,500 has been accrued as due under the agreements with CF Consulting, LLC as of September 30, 2007. Our Chief Financial Officer, Robert Hipple, is also a managing director of CF Consulting.

NOTE 5.    RELATED PARTY TRANSACTIONS

Notes Payable Officers

During the fiscal year ended June 30, 2002, the Company entered into an agreement to retire the outstanding preferred stock with Messrs Papadoyianis and Cherch in exchange for $100,000. The Company paid $30,000 and the remaining $70,000 was converted to a note payable accruing interest at a rate of 8%. Accrued interest on this note was later converted to preferred stock. On February 7, 2006, the Board of Directors resolved to repay the notes outstanding to Messrs. Papadoyianis and Cherch through the issuance of new notes, which were made retroactive to January 1, 2006, bear interest at the rate of 15% per annum, and include one warrant for every dollar outstanding, or 70,000 total warrants. Each warrant to purchase one share of common stock is at a price of $0.30 per share for a period of three years. The new notes are in the amount of $44,944 each, and included repayment of principal of $35,000 and accrued interest of $9,944 each. A total of $11,779 interest has been accrued on each of these notes as of September 30, 2007 and is included in accrued current liabilities.

NOTE 6.    NOTES PAYABLE

In August and September, 2007, the holders of convertible debentures with a total face value of $272,000, exercised their right of conversion into common stock of the Company. As a result, 906,666 shares of common stock were issued.

NOTE 7. 	STOCKHOLDERS' EQUITY

A total of 1,406,666 common shares of the Company were issued during the quarter ended September 30, 2007. This total included the 906,666 common shares issued in conversion of convertible debentures and 500,000 shares issued for investor relations services, issued at the discounted market price.
A total of $50,000 in expense has been charged in the quarter as a result of the shares for investor relations services.


                INDEMNIFICATION OF OFFICERS AND DIRECTORS

	The By-Laws of the Company do not currently provide for the indemnification of officers and directors from any act or undertaking relating to the Company; however, the Company maintains directors and officers insurance against any negligence or other error, including alleged securities law violations.

               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	The estimated expenses of the offering and registration of the common shares underlying the debentures, warrants and interest paid in kind with common shares, will be borne entirely by the Company, for the Selling Shareholders.

        There are no underwriting fees or commissions associated with this
offering.   Each Selling Shareholder will be responsible for any transfer agent
fees required to re-issue common stock certificates to remove any legend or restriction on the common shares. Other costs or expenses of the offering are estimated as follows:

	Registration and filing fees		$ 3,000.00
        Accounting fees			  2,500.00
	Postage, copying, printing and delivery   500.00
	                                        --------
                                                6,000.00

                      RECENT SALES OF UNREGISTERED SECURITIES

During the fiscal year ended June 30, 2007, the Company issued securities as follows:

Common shares outstanding at June 30, 2006:              11,349,269
Common shares issued as payment of interest                 870,680
Common shares issued for consulting services              1,600,000
Common shares issued as incentive for debt renewals         146,250
Common shares issued on conversion of preferred           6,000,000
                                                         ------------
Total common shares outstanding at June 30, 2007:        19,966,199

Common shares were issued for consulting services as follows:

  Date           Name                    Value      Common shares
1/9/2007   Dawson James Securities     $ 200,000        1,000,000
3/6/2007   American Capital Ventures      90,000          250,000
3/29/2007  Dawson James Securities        80,000          200,000
5/21/2007  American Capital Ventures      90,000          250,000
Less shares cancelled:
6/8/2007   Jana Corporation              (10,000)        (100,000)
                                        ----------      -----------
Totals                                  $ 450,000       1,600,000

Common shares were issued as incentive for debt renewals as follows:




  Date           Name             Number of shares
5/21/2007    R. Palmiotto           86,250
6/8/2007     J. Arnett              60,000
                                  ----------
Totals                             146,250

Common shares were issued as payment of interest as follows:

				         Accrued Interest   Shares
Convertible debenture holders            $ 305,642        801,873
Stepping Stones Partners                    21,628         68,807
                                          ---------      ----------
Totals                                   $ 327,270        870,680

   As a result of these changes, a total of 21,372,865 common shares were outstanding at the end of the quarter ended September 30, 2007.

   A total of 1,406,666 common shares of the Company were issued during the quarter ended September 30, 2007. This total included 906,666 common shares issued in conversion of convertible debentures and 500,000 shares issued for investor relations services, issued at the discounted market price. A total of $50,000 in expense has been charged in the quarter as a result of the shares issued for investor relations services. An additional 66,667 common shares were issued in November, 2007 in conversion of debentures.

   All of the shares were issued in private transactions in reliance on
Section 4(2) of the Securities Act of 1933, and all of the certificates representing the shares bear legends restricting any transfer of the shares unless subsequently registered by the holder, or pursuant to an exemption from such registration.

                                    EXHIBITS

The following Exhibits are filed with this Registration Statement:

Exhibit
Number  Exhibit Name
------- ------------

3.1     Articles of Incorporation (Incorporated by reference to prior filings)

3.2     Bylaws  (Incorporated by reference to prior filings)

4.1     Convertible Debenture

4.2     Common Stock Purchase Warrant

10.1 Stock Exchange Agreement Between Blue Heron Aqua Farms, LLC and South Florida Aquaculture, Inc.

18	Letter on change in accounting principles

21	Subsidiaries of Neptune

23.1    Consent of Accountants

31	Certifications

32	Certifications

                                UNDERTAKINGS

      The Company will:

      (1) File, during any period in which offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section l0(a)(3) of the Securities Act:

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

and

            (iii) Include any additional or changed material information on The plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of l933, The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, Florida.

                                    NEPTUNE INDUSTRIES, INC.


Date: December 13, 2007                  By: /s/ Ernest D. Papadoyianis
                                         -------------------------------
                                         Ernest D. Papadoyianis, President
                                         and Chief Executive Officer


Date: December 13, 2007                  By: /s/ Robert Hipple
                                         -------------------------------
                                         Robert Hipple
                                         Principal Financial and Accounting
                                         Officer

     In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                            Title                    Date


/s/ Ernest D. Papadoyianis          Director              December 13, 2007
-------------------------
Ernest D. Papadoyianis

/s/ Xavier T. Cherch                Director               December 13, 2007
--------------------------
Xavier T. Cherch


/s/ James Harvey                    Director               December 13, 2007
-------------------------
James Harvey

/s/ Frank Garafalo                  Director               December 13, 2007
-------------------------
Frank Garafalo



/s/ William Ryan                     Director               December 13, 2007
-------------------------
William Ryan

/s/ Eric Jager                       Director               December 13, 2007
-------------------------
Eric Jager

/s/ Don C. Tewksbury                 Director               December 13, 2007
-------------------------
Don C. Tewksbury



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